Exhibit 10.39

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE AVENZO THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO AVENZO THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

COLLABORATION AND LICENSE AGREEMENT

by and between

AVENZO THERAPEUTICS, INC.

and

DUALITY BIOLOGICS (SUZHOU) CO., LTD.

dated as of December 23, 2024

TABLE OF CONTENTS

Article 1 Definitions		1

Article 2 Governance		22

2.1	Alliance Managers	22
2.2	Committees	23
2.3	Scope Of Governance	26
2.4	Discontinuation Of Committees	27

Article 3 Licenses; Non-Compete		27

3.1	License Grant To Avenzo	27
3.2	License Grant To Dualitybio	28
3.3	Right To Sublicense	28
3.4	Retained Rights	29
3.5	No Implied Licenses; Negative Covenant	29
3.6	Non-Compete	29
3.7	Existing Upstream License Agreements	31

Article 4 Know-How Transfer		31

4.1	Know-How Transfer	31
4.2	Assistance By Dualitybio	31

Article 5 Research Activities		32

5.1	Preclinical Research	32
5.2	Jsc Updates	32
5.3	Reporting	32

Article 6 Development		33

6.1	Responsibilities	33
6.2	Diligence	33
6.3	Global Development Plan	34
6.4	Development Reports	34
6.5	Records	35
6.6	Clinical Trial Audits	35
6.7	Data Exchange And Use	35

i

Article 7 Regulatory		36

7.1	Avenzo Territory	36
7.2	Dualitybio Territory	36
7.3	Provision Of Regulatory Submissions	36
7.4	Notice Of Meetings And Regulatory Actions	37
7.5	Cooperation	37
7.6	No Harmful Actions	37
7.7	Notification Of Threatened Action	37
7.8	Right Of Reference	37
7.9	Adverse Events Reporting	38
7.10	Remedial Actions	39
7.11	Safety And Regulatory Audits	39

Article 8 Manufacturing And Supply		40

8.1	Transfer Of Drug Material	40
8.2	Clinical And Commercial Supply	40

Article 9 Commercialization; Medical Affairs		41

9.1	Responsibilities	41
9.2	Commercialization Diligence	41
9.3	Product Trademarks	41
9.4	No Diversion	42
9.5	Medical Affairs	42

Article 10 Payments		42

10.1	Upfront Payment	42
10.2	Development And Regulatory Milestones	42
10.3	Sales Milestones	45
10.4	Royalties	46
10.5	Transaction Payment Sharing	49
10.6	Payment	49
10.7	Audits	50
10.8	Interest	51
10.9	Taxes	51

Article 11 Confidentiality; Publication		52

11.1	Confidential Information	52
11.2	Permitted Disclosures	53
11.3	Confidential Treatment	54

11.4	Use Of Names	55
11.5	Publication Of Licensed Product Information	55
11.6	Public Announcements	56
11.7	Prior Non-Disclosure Agreements	57

Article 12 Representations, Warranties, And Covenants		57

12.1	Representations And Warranties Of Each Party	57
12.2	Additional Representations And Warranties Of Dualitybio	58
12.3	Additional Representations And Warranties Of Avenzo	59
12.4	Covenants	60
12.5	No Other Representations Or Warranties	61

Article 13 Indemnification		61

13.1	By Avenzo	61
13.2	By Dualitybio	62
13.3	Procedure	62
13.4	Special Indemnity	63
13.5	Insurance	64
13.6	Limitation Of Liability	64

Article 14 Intellectual Property		64

14.1	Ownership	64
14.2	Disclosure Of Inventions	65
14.3	Prosecution	65
14.4	Defense Of Third Party Infringement Claims	67
14.5	Enforcement	67
14.6	Patent Marking	70
14.7	Patent Listing	70
14.8	Upstream License Agreements	70

Article 15 Term And Termination		71

15.1	Term And Expiration	71
15.2	Termination For Mutual Agreement	71
15.3	Termination For Convenience	71
15.4	Termination For Material Breach	72
15.5	Termination For Insolvency	72
15.6	Termination For Patent Challenge	72

15.7	Effects Of Termination	73
15.8	Other Remedies	75
15.9	Survival	75

Article 16 Dispute Resolution		75

16.1	General	75
16.2	Continuance Of Rights And Obligations During Pendency Of Dispute Resolution	75
16.3	Escalation	75
16.4	Arbitration	75
16.5	Certain Disputes	77

Article 17 Miscellaneous		77

17.1	Governing Law	77
17.2	Force Majeure	77
17.3	Performance By Affiliates	78
17.4	Assignment	78
17.5	Severability	78
17.6	Notices	78
17.7	Entire Agreement; Amendments	79
17.8	Headings	80
17.9	Independent Contractors	80
17.10	Waiver	80
17.11	Waiver Of Rule Of Construction	80
17.12	Construction	80
17.13	Counterparts	81
17.14	Language	81

EXHIBITS

Exhibit 1.68	Existing Upstream License Agreements
Exhibit 1.73	Final Data Package
Exhibit 1.117	Licensed Know-How
Exhibit 1.119	Licensed Patents
Exhibit 3.7	Upstream Obligations
Exhibit 5.1	Initial Research Plan
Exhibit 8.1	Transferred Drug Material

Exhibit 8.2(b)	Supply Agreement Term Sheet
Exhibit 11.6	Press Release
Exhibit 12.2	Disclosure Schedule
Exhibit 15.7(b)	Baseball Arbitration Procedures

v

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (this “Agreement”) is made as of December 23, 2024 (the “Effective Date”), by and between Avenzo Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (“Avenzo”), with offices located at 12707 High Bluff Drive, Suite 200, San Diego, California 92130, United States, and DualityBio Biologics (Suzhou) Co., Ltd., a corporation organized and existing under the laws of China (“DualityBio”), with its business office located at Unit 1103-1106, No. 868 Yinghua Road, Pudong New District, Shanghai, China. DualityBio and Avenzo may be referred to in this Agreement individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, DualityBio is a biotechnology company focused on the discovery and development of next generation antibody-drug conjugates, including those targeting EGFR and HER3 (each as defined below);

WHEREAS, Avenzo is a biopharmaceutical company focused on developing next generation oncology therapies; and

WHEREAS, the Parties desire to enter into a collaboration in which (a) DualityBio shall grant Avenzo an exclusive license to develop, manufacture and commercialize products containing EGFR/HER3 ADCs (as defined below) in the Avenzo Territory, (b) DualityBio shall manufacture and supply such products to Avenzo for development and commercialization in the Avenzo Territory until Avenzo assumes responsibility for such manufacture and supply, and DualityBio will retain rights to develop, manufacture and commercialize products containing such EGFR/HER3 ADCs in the DualityBio Territory, (c) DualityBio shall conduct specified preclinical research and development activities for such EGFR/HER3 ADCs and (d) the Parties may collaborate in global clinical development of products containing EGFR/HER3 ADCs, all in accordance with and subject to the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following initially capitalized terms, whether used in the singular or plural, have the respective meanings set forth below:

1.1 “Acquired Party” has the meaning set forth in Section 3.6(d).

1.2 “Acquisition Party” has the meaning set forth in Section 3.6(c).

1.3 “ADC” means an antibody that is conjugated to a payload with a linker. For clarity, for purposes of this Agreement, ADC excludes [***].

1.4 “Adverse Event” means any unwanted or harmful medical occurrence in a patient or subject who is administered a Licensed Product, whether or not considered related to such Licensed Product, including any undesirable sign (including abnormal laboratory findings of clinical concern).

1.5 “Affiliate” means, with respect to a specified Person, any entity that directly or indirectly controls, is controlled by or is under common control with such Person for so long as such control exists. As used in this Section 1.5, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means, in the case of a corporation, the ownership of more than 50% of the outstanding voting securities thereof or, in the case of any other type of entity, an interest that results in the ability to direct or cause the direction of the management and policies of such entity or the power to appoint more than 50% of the members of the governing body of the entity or, where ownership of more than 50% of such securities or interest is prohibited by law, ownership of the maximum amount legally permitted. Notwithstanding the foregoing, for the purposes of this Agreement, either Party’s investors and their portfolio companies (other than such Party and its subsidiaries) will not be considered Affiliates of such Party unless, in the case of a portfolio company, such company independently possesses the power to direct the management and policies of such Party or owns the voting securities of such Party, in each case not through such Party’s investor, that would independently meet the requirements of the definition of Affiliate. As used in this Section 1.5, “subsidiary” means, with respect to a Party, any entity of which more than fifty percent (50%) of voting securities is beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Party, for so long as such control exists.

1.6 “Agreement” has the meaning set forth in the preamble.

1.7 “Alliance Manager” has the meaning set forth in Section 2.1.

1.8 “Ancillary Agreements” means, collectively, the Pharmacovigilance Agreement, Supply Agreement, Quality Agreement, and any and all other written agreements contemplated under this Agreement between Avenzo and DualityBio with respect to the Licensed Products.

1.9 “Annual Net Sales” means, with respect to a given Calendar Year, aggregate Net Sales of all Licensed Products in such Calendar Year.

1.10 “Anti-Corruption Laws” has the meaning set forth in Section 12.4(e)(i).

1.11 “Applicable Laws” means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority that may be in effect from time to time and applicable to the relevant activities contemplated by this Agreement.

1.12 “Avenzo” has the meaning set forth in the preamble.

1.13 “Avenzo Controlled Patents” has the meaning set forth in Section 14.3(a).

1.14 “Avenzo Controlled Suit” has the meaning set forth in Section 13.4(b).

1.15 “Avenzo Indemnitee(s)” has the meaning set forth in Section 13.2.

1.16 “Avenzo IP” means any and all Know-How and Patents Controlled by Avenzo or its Affiliates (a) as of the Effective Date or (b) at any time during the Term that are, in each case, (i) necessary for DualityBio to perform its obligations under this Agreement, including the Global Development Plan, if any, in the Avenzo Territory, or (ii) actually used by or on behalf of Avenzo or its Affiliates for conducting the Global Development Plan.

1.17 “Avenzo Manufacturing Technology” means [***].

1.18 “Avenzo Proprietary Linker-Payload” has the meaning set forth in Section 3.2.

1.19 “Avenzo Tax Action” has the meaning set forth in Section 10.9(b).

1.20 “Avenzo Territory” means worldwide, excluding the DualityBio Territory.

1.21 “Backup ADC” has the meaning set forth in Section 1.118.

1.22 “Biosimilar Product” means, with respect to a Licensed Product that has received Regulatory Approval in a country within the Avenzo Territory and is being marketed and sold by or on behalf of Avenzo or any of its Affiliates or Sublicensees in such country, any drug product for human use that: (a) is sold in such country by a Third Party that is not a Sublicensee of Avenzo or its Affiliates and did not purchase or acquire such product or its active components or ingredients in a chain of distribution that included Avenzo or any of its Affiliates or Sublicensees; (b) is approved in reliance on a prior Regulatory Approval of such Licensed Product or the data contained or incorporated by reference in a Regulatory Approval for such Licensed Product; and (c) has received Regulatory Approval in such country as a biosimilar, generic, bioequivalent or similar designation by the applicable Regulatory Authority in such country, pursuant to an approval process in accordance with the then-current rules and regulations in such country, where such Licensed Product is the “reference medicinal product,” “reference listed product” or similar designation in such country, including for clarity any product for which any Regulatory Approval is obtained pursuant to 42 U.S.C. §262(k) as a biosimilar to such Licensed Product, or any other similar law of any jurisdiction, by reference to a prior Regulatory Approval granted thereto.

1.23 “Breach Notice” has the meaning set forth in Section 15.4(a).

1.24 “Business Day” means a day other than Saturday, Sunday or any day on which banks located in San Diego, California are authorized or obligated to close or any government mandated holiday in Shanghai, China. Whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified.

1.25 “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31st, June 30th, September 30th and December 31st; provided that the first Calendar Quarter of the Term will extend from the Effective Date until the end of the then-current Calendar Quarter, and the last Calendar Quarter of the Term will extend from the first day of such Calendar Quarter until the effective date of termination or expiration of this Agreement.

1.26 “Calendar Year” means each twelve-month period commencing on January 1st and ending on December 31st; provided that the first Calendar Year of the Term will extend from the Effective Date to December 31st of the then-current Calendar Year, and the last Calendar Year of the Term will extend from January 1st of such Calendar Year until the effective date of the termination or expiration of this Agreement.

1.27 “cGMP” means all applicable current Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the ICH Q7 guidelines, and (d) the equivalent Applicable Laws in any relevant country or region, each as may be amended and applicable from time to time.

1.28 “Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than 50% of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated which results in shareholders or equity holders of such Party immediately prior to such transaction, no longer owning at least 50% of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) there is a sale or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole, through one or more related transactions.

1.29 “Claims” has the meaning set forth in Section 13.1.

1.30 “Clinical Trial” means any clinical trial of a product in human subjects as defined in 21 C.F.R. §312.21, as amended from time to time, or as prescribed by the Regulatory Authorities in any jurisdiction outside the U.S.

1.31 “CMO” means any Third Party contract manufacturing organization.

1.32 “Combination Product” means any Licensed Product that comprises a Licensed Molecule with one or more other clinically or pharmacologically active compounds or ingredients, proprietary devices or dosage form vehicles, in each case that is not a Licensed Molecule in a single formulation or final package presentation for sale as a single unit (including separate unit doses so configured). The Licensed Molecule portion of any Combination Product shall be deemed the “Licensed Component” and the other such clinically or pharmacologically active compounds or ingredients, proprietary devices or dosage form vehicles of such Combination Product, the “Other Components;” provided that (a) adjuvants and excipients shall not be deemed to be “pharmacologically active compounds or ingredients” for the purposes of this definition, and (b) the use or method of using a Licensed Product and at least one other active therapeutic compound or ingredients, together in either concomitant or sequential administration shall not constitute a Combination Product unless such other compound or ingredients is sold and invoiced under a single invoiced price.

1.33 “Commercialization” or “Commercialize” means all activities directed to marketing, distribution, promoting or selling of pharmaceutical products (including importing and exporting activities in connection therewith), but excluding activities directed to Manufacturing or Development. “Commercializing” and “Commercialized” have the correlative meanings.

1.34 “Commercially Reasonable Efforts” means, with respect to [***].

1.35 “Committee(s)” means the JSC, JDC, JMSC or any subcommittee established by the JSC, as applicable.

1.36 “Competing Product” means (a) with respect to Avenzo’s obligations under Section 3.6(a) or Avenzo’s enforcement rights under Section 14.5(b)(i), any [***]; and (b) with respect to DualityBio’s obligations under Section 3.6(b), (i) any [***], and (ii) any [***].

1.37 “Competitive Infringement” has the meaning set forth in Section 14.5(b)(i).

1.38 “Confidential Information” has the meaning set forth in Section 11.1.

1.39 “Confidentiality Agreement” means the Mutual Non-Disclosure Agreement between the Parties dated [***].

1.40 “Control” or “Controlled” means, with respect to any Know-How, Patents or other subject matter, that a Party has the legal authority or right (whether by ownership, license or otherwise, without taking into account any license granted by one Party to the other Party pursuant to this Agreement) to grant a license, sublicense, access or right to use (as applicable) under such Know-How, Patents or other subject matter, on the terms and conditions set forth herein, in each case, without breaching the terms of any agreement with a Third Party, or subject to Section 14.8, without triggering any payment obligations by such Party. [***].

1.41 “Cover,” “Covered” or “Covering” means, (a) with respect to any Know-How and any Licensed Product or Licensed Molecule, that in the absence of a Person obtaining ownership of or a license to such Know-How, the Development, Manufacture, use, Commercialization or other Exploitation of such Licensed Product or Licensed Molecule would misappropriate such Know-How, or (b) with respect to any Patent and any Licensed Product or Licensed Molecule, that in the absence of a Person obtaining ownership of or a license to such Patent, the Development, Manufacture, use, Commercialization or other Exploitation of such Licensed Product or Licensed Molecule would fall within the scope of one or more claims of such Patent.

1.42 “Cure Period” has the meaning set forth in Section 15.4(a).

1.43 “Data” means any and all results of research, non-clinical or preclinical studies, including in vitro and in vivo studies, Clinical Trials and other testing of any composition of matter, product candidate or product, and any and all other data related to the development, manufacture or commercialization of any composition of matter, product candidate or product, including biological, chemical, pharmacological, toxicological, pharmacokinetic, preclinical, clinical, CMC, analytical, quality control, mechanical, software, electronic and other data, results and descriptions.

1.44 “DB-1418” has the meaning set forth in Section 1.118.

1.45 “Development” or “Develop” means research and preclinical and clinical drug or biological development activities, including test method development, toxicology, formulation, quality assurance/quality control development, statistical analysis, preclinical studies and Clinical Trials and regulatory affairs, and regulatory activities, including filing for, obtaining and maintaining Regulatory Approval, but excluding activities directed to Manufacturing or Commercialization. “Developing” has the correlative meaning.

1.46 “Development Report” has the meaning set forth in Section 6.4.

1.47 “Development and Regulatory Milestone Event” has the meaning set forth in Section 10.2(a).

1.48 “Development and Regulatory Milestone Payment” has the meaning set forth in Section 10.2(a).

1.49 “Disclosing Party” has the meaning set forth in Section 11.1.

1.50 “Dispute” has the meaning set forth in Section 16.1.

1.51 “Disputed Patent” means [***].

1.52 “Dispute Referral” has the meaning set forth in Section 16.3.

1.53 “DualityBio” has the meaning set forth in the preamble.

1.54 “DualityBio Controlled Patents” has the meaning set forth in Section 14.3(c).

1.55 “DualityBio Controlled Suit” has the meaning set forth in Section 13.4(b).

1.56 “DualityBio Indemnitee(s)” has the meaning set forth in Section 13.1.

1.57 “DualityBio Linker-Payload” means (a) the linker and/or payload incorporated in DB-1418; or (b) the linker and/or payload incorporated in any Backup ADC.

1.58 “DualityBio Manufacturing Technology” means any and all Licensed Know-How and Greater China Know-How that is used by or on behalf of DualityBio or its Affiliate for the Manufacture of Licensed Products and Licensed Molecules.

1.59 “DualityBio Territory” means Mainland China, Hong Kong, Macau and Taiwan.

1.60 “Effective Date” has the meaning set forth in the preamble.

1.61 “EGFR” means (a) epidermal growth factor receptor, and (b) any naturally occurring variants thereof, in each case including any isoforms, polymorphisms, alternative splice variants, truncated forms, soluble forms and secreted forms and in each case to the extent such variant, isoform, polymorphism, alternative splice variant, truncated form, soluble form and secreted form are encoded by an allele of the same EGFR gene.

1.62 “EGFR/HER3 ADC” means an ADC only targeting each of EGFR and HER3 and no other target(s).

1.63 “EGFR/HER3 ADC Patents” means (a) [***] (the “EGFR/HER3 ADC PCT”), (b) any patent application claiming priority to the EGFR/HER3 ADC PCT, including divisions, continuations, continuations-in-part and additions, (c) any patent application that has issued or in the future issues from the EGFR/HER3 ADC PCT or patent applications claiming priority thereto, including any utility or design patent or certificate of invention, and (d) any re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, and supplementary protection certificates and equivalents to any of the foregoing.

1.64 “EGFR/HER3 ADC PCT” has the meaning set forth in Section 1.63.

1.65 “EMA” means the European Medicines Agency, or any successor agency thereto.

1.66 “EU5” means [***].

1.67 “Excluded Matters” has the meaning set forth in Section 16.1.

1.68 “Existing Upstream License Agreements” means any written agreements pursuant to which DualityBio or any of its Affiliates obtains Control of any Licensed Technology from a Third Party as of the Effective Date. Exhibit 1.68 sets forth a list of all Existing Upstream License Agreements.

1.69 “Exploit” means Develop, Manufacture, have Manufactured, use, practice, sell, offer for sale, import, export, Commercialize or otherwise exploit. “Exploitation” has the correlative meaning.

1.70 “Export Controls” has the meaning set forth in Section 12.4(f)(i).

1.71 “FDA” means the United States Food & Drug Administration, or any successor agency thereto.

1.72 “Field” means any and all fields of use.

1.73 “Final Data Package” means a data package prepared by DualityBio with respect to the Licensed Molecules and containing at least the following information: (a) [***]; (b) [***]; (c) [***] and (d) such other information, data and reports as specified in the then-existing Research Plan, in each case of (a)-(d), the agreed upon content of which as of the Effective Date is set forth on Exhibit 1.73, which may be updated from time to time with the Parties’ mutual consent.

1.74 “First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis within the Avenzo Territory, the first sale of a Licensed Product to a Third Party in a country by Avenzo or its Affiliate or Sublicensee for use or consumption in such country following receipt of Regulatory Approval of such Licensed Product in such country [***].

1.75 “Force Majeure Event” has the meaning set forth in Section 17.2.

1.76 “FTE” means full-time equivalent employee of DualityBio based on a total of [***] hours of scientific, technical, managerial or administrative activities under this Agreement per Calendar Year. Overtime and work on weekends, holidays, and the like, in each case, will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. The portion of an FTE billable by DualityBio for one individual during a given accounting period will be determined by dividing the number of hours worked directly by such individual on the work to be conducted under this Agreement during such accounting period and the number of FTE hours applicable for such accounting period based on [***] working hours per Calendar Year.

1.77 “FTE Rate” means $[***] per FTE per Calendar Year. [***].

1.78 “GAAP” means U.S. Generally Accepted Accounting Principles, consistently applied.

1.79 “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Council on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Avenzo Territory or the DualityBio Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent guidelines or Applicable Laws in any other region in the Avenzo Territory or the DualityBio Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical Data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.80 “Global Development Plan” means a plan for the Development of Licensed Molecules and Licensed Products conducted by the Parties in both the DualityBio Territory and Avenzo Territory that is prepared by the Parties and subject to the JSC’s review, comment and approval, as may be amended in accordance with this Agreement, which will include: (a) any Global Studies to be conducted by the Parties; and (b) any activities to be conducted by the Parties in support of Regulatory Approval of a Licensed Product in both the Avenzo Territory and the DualityBio Territory.

1.81 “Global Study” means any Clinical Trial under the Global Development Plan that is not a Territory-Specific Clinical Trial.

1.82 “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, or the equivalent guidelines or Applicable Laws in any other region in the Avenzo Territory or the DualityBio Territory, each as may be amended and applicable from time to time.

1.83 “Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, region, state or local authority or any political subdivision thereof, or any association of countries.

1.84 “Grant-Back Technology” means, with respect to any Terminated Product and Terminated Territory, (a) any Know-How that is Controlled by Avenzo or any of its Affiliates as of the effective date of the applicable termination that is [***] and (b) any Patents in such Terminated Territory that are Controlled by Avenzo or any of its Affiliates as of the effective date of the applicable termination that [***].

1.85 “Greater China Know-How” means any and all Know-How Controlled by DualityBio or its Affiliates as of the Effective Date or during the Term, including DualityBio’s or its Affiliate’s joint ownership interest in any Know-How within the Joint Inventions, that (a) Covers any Licensed Molecule, or (b) is necessary or reasonably useful to Develop, Manufacture and have Manufactured any Licensed Molecule or Licensed Product in the DualityBio Territory.

1.86 “Greater China Patents” means any and all Patents in the DualityBio Territory Controlled by DualityBio or its Affiliates as of the Effective Date or during the Term, including DualityBio’s or its Affiliate’s interest in any Joint Patents in the DualityBio Territory, that (a) Cover any Licensed Molecule, or (b) are necessary or reasonably useful to Develop, Manufacture and have Manufactured any Licensed Molecule or Licensed Product in the Field in the DualityBio Territory.

1.87 “Greater China Technology” means all (a) Greater China Patents and (b) Greater China Know-How.

1.88 “GSP” means all applicable Good Supply Practice standards, including, as applicable, as set forth in the then current good supply practice standards promulgated or endorsed by the FDA as defined in Good Supply Practice for Pharmaceutical Products or the equivalent Applicable Laws in any other region in the Avenzo Territory or the DualityBio Territory, each as may be amended and applicable from time to time.

1.89 [***].

1.90 [***].

1.91 “HER3” means (a) human epidermal growth factor receptor 3, and (b) any naturally occurring variants thereof, in each case including any isoforms, polymorphisms, alternative splice variants, truncated forms, soluble forms and secreted forms and in each case to the extent such variant, isoform, polymorphism, alternative splice variant, truncated form, soluble form and secreted form are encoded by an allele of the same ERBB3 gene.

1.92 “HER3 [***] Patents” means (a) [***] (the “HER3 [***] PCT”), (b) any patent application claiming priority to the HER3 [***] PCT, including divisions, continuations, continuations-in-part and additions, (c) any patent application that has issued or in the future issues from the HER3 [***] PCT or patent applications claiming priority thereto, including any utility or design patent or certificate of invention, and (d) any re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, and supplementary protection certificates and equivalents to any of the foregoing, in each case of (a) through (d), that [***].

1.93 “HER3 [***] PCT” has the meaning set forth in Section 1.92.

1.94 “HER3 [***] Patents” means (a) [***] (the “HER3 [***] PCT”), (b) any patent application claiming priority to the HER3 [***] PCT, including divisions, continuations, continuations-in-part and additions, (c) any patent application that has issued or in the future issues from the HER3 [***] PCT or patent applications claiming priority thereto, including any utility or design patent or certificate of invention, and (d) any re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, and supplementary protection certificates and equivalents to any of the foregoing, in each case of (a) through (d), that [***].

1.95 “HER3 [***] PCT” has the meaning set forth in Section 1.94.

1.96 “ICC Rules” has the meaning set forth in Section 16.4(a).

1.97 “ICH” means The International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use.

1.98 “IND” means an investigational new drug application or equivalent application filed with the applicable Regulatory Authority, which application is required to commence or conduct Clinical Trials in the applicable jurisdiction.

1.99 “IND Clearance” means, with respect to an IND for a Licensed Product in the U.S., as applicable, (a) the date that is [***] days (or any different time period pursuant to a change in Applicable Laws after the Effective Date during which period FDA may object to the IND submission for such Licensed Product) (the “Objection Period”) following the filing of such IND for such Licensed Product, if Avenzo or its Affiliate or Sublicensee has not received any notice of a clinical hold from the FDA during the Objection Period; or (b) if Avenzo or its Affiliate or Sublicensee does receive a notice of such a clinical hold prior to the expiration of the Objection Period, the date on which FDA has subsequently notified Avenzo or its Affiliate or Sublicensee in writing (by means of a “study may proceed letter” or similar communication); in each case of (a) and (b), such that such Licensed Product may be lawfully administered to a human pursuant to such IND.

1.100 “IND Enabling Studies” means all preclinical activities with respect to any Licensed Molecules, conducted under GLP as necessary, the protocol and results of which are necessary to prepare a complete IND submission to the FDA, including, without limitation and to the extent necessary, PK/ADME studies, potency studies, pharmacodynamics, safety, toxicology, pharmacology, pre-formulation and formulation development.

1.101 “Indemnitee” has the meaning set forth in Section 13.3.

1.102 “Indemnitor” has the meaning set forth in Section 13.3.

1.103 “Indication” means a specific disease, disorder or condition which is recognized by the applicable Regulatory Authority in a given country or jurisdiction as a disease, disorder or condition; provided, however, that, for purposes of this definition and this Agreement, [***].

1.104 “Indirect Tax” has the meaning set forth in Section 10.9(c).

1.105 “Infringement” has the meaning set forth in Section 14.5(a).

1.106 “Invention” means any process, method, composition of matter, article of manufacture, discovery or finding, or other Know-How, patentable or otherwise, that is invented, discovered or generated (a) solely by or on behalf of either Party, its Affiliates or its or its Affiliates’ employees, agents or independent contractors or (b) jointly by or on behalf of both Parties, their Affiliates or their and their Affiliates’ employees, agents or independent contractors, in each case, during the Term in the performance of any activity contemplated by this Agreement or otherwise in the exercise of its (their) rights or carrying out its (their) obligations under this Agreement.

1.107 “Initiation” means, with respect to a Licensed Product and a Clinical Trial, dosing of the first patient in such Clinical Trial for such Licensed Product.

1.108 “Joint Development Committee” or “JDC” has the meaning set forth in Section 2.2(b).

1.109 “Joint Invention” has the meaning set forth in Section 14.1(b).

1.110 “Joint Manufacturing and Supply Committee” or “JMSC” has the meaning set forth in Section 2.2(c).

1.111 “Joint Patents” has the meaning set forth in Section 14.1(b).

1.112 “Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.2(a).

1.113 “Key Markets” means [***].

1.114 “Know-How” means any proprietary or non-public scientific or technical information, results, data, and materials of any type whatsoever, in any tangible or intangible form whatsoever, including Data, databases, safety information, practices, methods, techniques, technology, specifications, formulations, formulae, chemical or biological materials, knowledge, know-how, skill, experience, trade secrets, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data. For clarity, Know-How excludes Patents.

1.115 “Knowledge” means, with respect to a Party, the actual knowledge of [***] of such Party and their direct reports, after [***].

1.116 “Licensed Component” has the meaning set forth in Section 1.32.

1.117 “Licensed Know-How” means any and all Know-How Controlled by DualityBio or its Affiliates as of the Effective Date or during the Term, including DualityBio’s or its Affiliate’s joint ownership interest in any Know-How within the Joint Inventions, that (a) Covers any Licensed Molecule, or (b) is necessary or reasonably useful for the Exploitation of any Licensed Molecule or Licensed Product in the Field in the Avenzo Territory. Exhibit 1.117 sets forth a list of descriptions of all Licensed Know-How existing as of the Effective Date.

1.118 “Licensed Molecule” means (a) DualityBio’s EGFR/HER3 ADC known internally as DB-1418 having the structure set forth on Exhibit 1.118 (“DB-1418”), (b) any other EGFR/HER3 ADC that is [***] (each, a “Backup ADC”) and (c) any derivatives of DB-1418 or any Backup ADC that is a EGFR/HER3 ADC, in each case (b) and (c), [***].

1.119 “Licensed Patents” means any and all Patents Controlled by DualityBio or its Affiliates as of the Effective Date or during the Term, including DualityBio’s or its Affiliate’s interest in any Joint Patents, that (a) Cover any Licensed Molecule, or (b) are necessary or reasonably useful for the Exploitation of any Licensed Molecule or Licensed Product in the Field in the Avenzo Territory. Exhibit 1.119 sets forth a list of all Licensed Patents existing as of the Effective Date.

1.120 “Licensed Platform Patents” means [***].

1.121 “Licensed Product” means any product or preparation comprising or containing any Licensed Molecule as an active ingredient (either alone, in a co-formulation or in combination with any other active ingredient(s)), in any formulation or dosage form.

1.122 “Licensed Product Patents” means all Licensed Patents other than Licensed Platform Patents and Joint Patents. For clarity, Licensed Product Patents includes [***].

1.123 “Licensed Technology” means all (a) Licensed Patents and (b) Licensed Know-How.

1.124 “Linker-Payload Patents” means (a) [***] (the “Linker-Payload PCT”), (b) any patent application claiming priority to the Linker-Payload PCT, including divisions, continuations, continuations-in-part, additions, (c) any patent that has issued or in the future issues from the Linker-Payload PCT or patent applications claiming priority thereto, including any utility or design patent or certificate of invention, (d) any re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, and supplementary protection certificates and equivalents to any of the foregoing, and (e) any other Licensed Patents that are not [***], in each case of ((a) through (e)), that are directed to a DualityBio Linker-Payload, which for clarity, may [***].

1.125 “Linker-Payload PCT” has the meaning set forth in Section 1.124.

1.126 “Losses” has the meaning set forth in Section 13.1.

1.127 “MAA” means, with respect to a Licensed Product in a particular jurisdiction, (a) in the U.S., a Biologics License Application (as more fully defined in 21 C.F.R. §601.2, as may be amended), submitted to the FDA or (b) the equivalent application(s) filed with any Regulatory Authority in any jurisdiction outside the U.S. for approval to market and sell such Licensed Product in such jurisdiction (including accelerated approval or similar approval outside the U.S.); in each case, including all amendments and supplements to any of the foregoing, but excluding any application for pricing or reimbursement approvals unless they are required for the Commercialization of such Licensed Product in such jurisdiction.

1.128 “MAA Approval” means (a) with respect to an MAA for the Licensed Product submitted to the FDA, the approval of such MAA by the FDA; or (b) with respect to an MAA for a Licensed Product filed with the applicable Regulatory Authority in any jurisdiction outside the U.S., the approval of such MAA by such Regulatory Authority, including for clarity any application for pricing or reimbursement approvals required for the Commercialization of such Licensed Product in such jurisdiction.

1.129 “Mainland China” means the mainland of the People’s Republic of China. For clarity, Mainland China does not include Hong Kong, Macau and Taiwan.

1.130 “Manufacture” or “Manufacturing” or “Manufactured” means all operations involved in the manufacturing, filling and finishing, quality control testing (including in-process, release and stability testing, if applicable), storage, releasing, packaging, labeling, and supply.

1.131 “Manufacturing Support” has the meaning set forth in Section 8.2(c).

1.132 “Manufacturing Technology Transfer” has the meaning set forth in Section 8.2(c).

1.133 “Manufacturing Technology Transfer Plan” has the meaning set forth in Section 8.2(c).

1.134 “Milestone Payments” means Development and Regulatory Milestone Payments or Sales Milestone Payments, as applicable.

1.135 “Necessary Product Improvement Technology” means (a) any Know-How, including Data, within Avenzo’s Sole Inventions or Joint Inventions and (b) any Patents Covering Avenzo’s Sole Inventions or Joint Inventions in the DualityBio Territory, that in each case are [***].

1.136 “Net Sales” means, with respect to any Licensed Product, [***]:

(a) [***];

(b) [***];

(c) [***];

(d) [***];

(e) [***];

(f) [***];

(g) [***];

(h) [***]; and

(i) [***].

[***].

[***]:

(i) [***].

(ii) [***].

(iii) [***].

(iv) [***].

(v) [***].

[***].

[***].

1.137 “NMPA” means the National Medical Products Administration, formerly known as the China Food and Drug Administration, and local or provincial counterparts thereto, and any successor agency(ies) or authority thereto having substantially the same function.

1.138 “Other Components” has the meaning set forth in Section 1.32.

1.139 “Out-of-Pocket Costs” means actual amounts paid by a Party or any of its Affiliates to any Third Party (without mark-up by such Party or any of its Affiliates) under arm’s length arrangements for services or material provided by such Third Party in performance of activities under this Agreement.

1.140 “Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

1.141 “Patent” or “Patents” means (a) all national, regional and international patents and patent applications, including any provisional patent application, (b) any patent application claiming priority from such patent application or provisional patent applications, including divisions, continuations, continuations-in-part, additions, (c) any patent that has issued or in the future issues from any of the foregoing patent applications, including any utility or design patent or certificate of invention, and (d) re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, and supplementary protection certificates and equivalents to any of the foregoing.

1.142 “Patent Challenge” has the meaning set forth in Section 15.6.

1.143 “Person” means any individual, sole proprietorship, corporation, joint venture, limited liability company, partnership, limited partnership, limited liability partnership, trust or any other private, public or governmental entity.

1.144 “Pharmacovigilance Agreement” has the meaning set forth in Section 7.9(a).

1.145 “Phase 1 Clinical Trial” means a Clinical Trial of a Licensed Product that is described as a phase 1 clinical trial in its protocol, or that would otherwise satisfy the requirements of 21 C.F.R. §312.21(a), as amended from time to time, or corresponding counterparts in any applicable jurisdiction in the Avenzo Territory other than the United States.

1.146 “Phase 1b Clinical Trial” means a Clinical Trial of a Licensed Product that is described as a phase 1b clinical trial in its protocol, and is designed to further evaluate safety and to determine a dose that is effective and sufficiently tolerated for a particular Indication.

1.147 “Phase 1/2 Clinical Trial” means a Clinical Trial that combines both a Phase 1 Clinical Trial and a Phase 2 Clinical Trial into a single protocol.

1.148 “Phase 2 Clinical Trial” means a Clinical Trial of a Licensed Product that is described as a phase 2 clinical trial in its protocol, or that would otherwise satisfy the requirements of 21 C.F.R. §312.21(b), as amended from time to time, or corresponding counterparts in any applicable jurisdiction in the Avenzo Territory other than the United States. For clarity, the phase 2 part of a Clinical Trial designed as a Phase 1/2 Clinical Trial shall be deemed to be a Phase 2 Clinical Trial for the purpose of this Agreement.

1.149 “Phase 3 Clinical Trial” means a Clinical Trial of a Licensed Product that would satisfy the requirements of 21 C.F.R. § 312.21(c), as amended from time to time, or corresponding counterparts in any applicable jurisdiction in the Avenzo Territory other than the United States.

1.150 “PMDA” means the Japanese Pharmaceutical and Medical Device Administration or any successor agency thereto.

1.151 “Product Marks” has the meaning set forth in Section 9.3.

1.152 “Prosecution” means, with respect to a Patent, the filing, preparation, prosecution (including conducting all correspondence and interactions with any patent office and seeking, conducting and defending all any interferences, inter partes reviews, reissue proceedings, reexaminations, and oppositions and similar proceedings), and maintenance thereof, including obtaining patent term extensions and regulatory exclusivity, supplemental protection certificates, or their equivalents with respect thereto. When used as a verb, “Prosecute” and “Prosecuting” mean to engage in Prosecution. “Prosecution,” “Prosecute,” and “Prosecuting” exclude any enforcement action with respect to a Patent.

1.153 “Public Official” means (a) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division; (b) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary or medical facility; (c) any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; and (d) any person acting in an official capacity for any government or government entity, enterprise or organization identified above.

1.154 “Quality Agreement” has the meaning set forth in Section 8.2(b).

1.155 “Receiving Party” has the meaning set forth in Section 11.1.

1.156 “Registrational Clinical Trial” means a Clinical Trial of a Licensed Product conducted with a defined dose or set of defined doses of such Licensed Product on sufficient numbers of human patients, which Clinical Trial is prospectively designed to be sufficient for the filing of an MAA of such Licensed Product with the applicable Regulatory Authority in the Avenzo Territory; provided that “Registrational Clinical Trial” (a) will include Phase 3 Clinical Trials and (b) will include Phase 2 Clinical Trials, Phase 1b Clinical Trials or Phase 1/2 Clinical Trials if such Clinical Trial otherwise satisfies this Section 1.156.

1.157 “Regulatory Approval” means, with respect to a Licensed Product in a region or a country, the approvals from the necessary Governmental Authority to import, market and sell such Licensed Product in such region (but excluding pricing approvals and reimbursement approvals).

1.158 “Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for a Licensed Product, including the FDA, EMA, PMDA, NMPA and any corresponding national or regional regulatory authorities.

1.159 “Regulatory Exclusivity” means marketing or data exclusivity rights conferred by the applicable Regulatory Authority under Applicable Law in a country or jurisdiction on the holder of an approved MAA for a pharmaceutical product in such country or jurisdiction to prevent Third Parties from Commercializing such Licensed Product (other than Patents), including regulatory data exclusivity, orphan drug exclusivity, new chemical entity exclusivity or pediatric exclusivity.

1.160 “Regulatory Submissions” means any filing, application, or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including Regulatory Approvals, MAA Approvals, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to a Licensed Product.

1.161 “Remedial Action” has the meaning set forth in Section 7.10.

1.162 “Representative” has the meaning set forth in Section 11.1.

1.163 “Research Plan” means a written plan that describes in reasonable detail the (a) timeline and details for the activities to be conducted by DualityBio for the Development of DB-1418, including the timeline and details of IND Enabling Studies to be conducted by DualityBio; and (b) Data, results, information and deliverables required to be delivered by DualityBio to Avenzo as part of the Final Data Package upon completion of such activities, as such plan may be amended in accordance with Section 5.1.

1.164 “Reversion License” has the meaning set forth in Section 15.7(a).

1.165 “Reversion Terms” has the meaning set forth in Section 15.7(b).

1.166 “Royalty Payment” has the meaning set forth in Section 10.4.

1.167 “Royalty Term” has the meaning set forth in Section 10.4(b).

1.168 “Sales Milestone Event” has the meaning set forth in Section 10.3(a).

1.169 “Sales Milestone Payment” has the meaning set forth in Section 10.3(a).

1.170 “Securities Regulator” has the meaning set forth in Section 11.2(f).

1.171 [***].

1.172 “Senior Executive” means (a) with respect to DualityBio, its [***] (or one of his or her direct reports having authority to agree to a final resolution of a disputed matter under this Agreement) and (b) with respect to Avenzo, its [***] (or one of his or her direct reports having authority to agree to a final resolution of a disputed matter under this Agreement).

1.173 “Sole Invention” has the meaning set forth in Section 14.1(b).

1.174 “Sublicensee” means, (a) with respect to Avenzo, a Third Party that has been granted a sublicense by Avenzo under any of the rights or licenses granted to Avenzo pursuant to this Agreement or (b) with respect to DualityBio, a Third Party that has been granted a license under the Greater China Technology to Exploit the Licensed Molecules and Licensed Products in the Field in the DualityBio Territory. For clarity, a Third Party that was granted a further sublicense (including through multiple tiers) by a Sublicensee will also be deemed a Sublicensee and such further Sublicensee will be bound by the terms of this Agreement applicable to Sublicensees.

1.175 “Supply Agreement” has the meaning set forth in Section 8.2(b).

1.176 “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees in the nature of a tax (including any interest thereon), including VAT.

1.177 “Technical Assistance” has the meaning set forth in Section 4.2.

1.178 “Term” has the meaning set forth in Section 15.1(a).

1.179 “Terminated Product” means (a) in the case of termination of this Agreement with respect to a Licensed Product, such Licensed Product, or (b) in the case of termination of this Agreement in its entirety, all Licensed Products.

1.180 “Terminated Territory” means (a) in the case of termination of this Agreement with respect to one or more countries in the Avenzo Territory, the countries subject to such termination, or (b) in the case of termination of this Agreement in its entirety, all countries in the Avenzo Territory.

1.181 “Territory-Specific Clinical Trial” means any Clinical Trial with respect to a Licensed Product that, in the case of Avenzo, will include sites only within the Avenzo Territory and that is intended to support Regulatory Approval of a Licensed Product solely in the Avenzo Territory and, in the case of DualityBio, will include sites only within the DualityBio Territory and that is intended to support Regulatory Approval of a Licensed Product solely in the DualityBio Territory.

1.182 “Third Party” means an entity other than (a) Avenzo and its Affiliates or (b) DualityBio and its Affiliates.

1.183 “Third Party Agreement” has the meaning set forth in Section 14.8(a).

1.184 “Third Party Infringement Claim” has the meaning set forth in Section 14.4.

1.185 “Third Party License” has the meaning set forth in Section 10.4(c)(iii).

1.186 “Transaction Payment” means any [***] received by Avenzo in a Triggering Transaction that occurs prior to (a) a Change of Control of Avenzo or (b) the sale of all or substantially all of Avenzo’s oncology business.

1.187 “Triggering Transaction” has the meaning set forth in Section 10.5.

1.188 “U.S.” means the United States and its territories.

1.189 “U.S. Dollars” or “$” means United States dollars, the lawful currency of the U.S.

1.190 “Upstream License Agreements” means the Existing Upstream License Agreements and any Third Party Agreement that becomes an Upstream License Agreement after the Effective Date pursuant to Section 14.8(b).

1.191 “Valid Claim” means (a) a claim of an issued and unexpired Patent included within the Licensed Patents (including any Patent claiming any of DualityBio’s Sole Inventions) that (i) Covers the Licensed Molecule or the Licensed Product (including the composition of matter, formulation, or method of use thereof) in the Avenzo Territory that (ii) has not been permanently revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is not appealable or is not appealed within the time allowed for appeal, and has not been abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) a claim of a pending Patent application included within the Licensed Patents (including any Patent claiming any of DualityBio’s Sole Inventions) that (i) would Cover the Licensed Molecule or Licensed Product (including the composition of matter, formulation, or method of use thereof) in the Avenzo Territory if such claim were to issue, (ii) has not been pending for more than [***] years from its filing date, and (iii) (A) has not been cancelled, withdrawn or abandoned, or (B) finally rejected by an administrative agency action from which no appeal can be taken or that has not been appealed within the time allowed for appeal.

1.192 “VAT” means value-added taxes or other similar taxes.

ARTICLE 2

GOVERNANCE

2.1 Alliance Managers. Within [***] Business Days following the Effective Date, each Party will appoint (and notify the other Party of such appointment) a representative to act as its alliance manager regarding the Research Activities and the Development and Manufacture of the Licensed Products in the Avenzo Territory and in the DualityBio Territory pursuant to this Agreement (each such individual appointed, an “Alliance Manager”). The Alliance Managers will serve as the primary contact points between the Parties and will (a) facilitate the flow of information; (b) otherwise promote communication, coordination and collaboration between the Parties by providing single points of contact for communication by and between the functions/subject matter experts for seeking consensus both internally within each Party’s respective organization, including facilitating review of external corporate communications, and raising cross-Party or cross-functional disputes in a timely manner; and (c) manage the JSC (and any other Committee) meetings by (i) calling meetings; (ii) preparing and issuing minutes of each such meeting within [***] Business Days thereafter; and (iii) preparing and circulating an agenda for the upcoming meeting, in each case, at the direction of and in consultation with the then-current chair of the applicable Committee. Each Party may remove and replace its Alliance Manager at any time by written notice to the other Party.

2.2 Committees.

(a) Joint Steering Committee. Within [***] days following the Effective Date, DualityBio and Avenzo will establish a joint steering committee (“Joint Steering Committee” or “JSC”) to oversee and coordinate the Research Activities and Development, Manufacture and Commercialization of the Licensed Molecules and Licensed Products in the Avenzo Territory and in the DualityBio Territory, to resolve any disputes of the JDC, JMSC or other subcommittee of the JSC, and to serve as a forum for the exchange and discussion of information with respect thereto. The JSC will be responsible for:

(i) establishing the JDC and the JMSC and such other subcommittees as necessary or advisable to undertake any of the responsibilities of the JSC delegated to such subcommittee by the JSC or to further the purposes of this Agreement;

(ii) reviewing and monitoring the progress of the Research Activities and any other activities conducted pursuant to the Research Plan;

(iii) reviewing, discussing, and approving any proposed amendment to the Research Plan;

(iv) reviewing, discussing, and approving the Global Development Plan for the Licensed Molecules, and material amendments thereto;

(v) overseeing and managing the strategic direction of the collaboration between the Parties with respect to the Licensed Molecules and Development, Manufacturing, regulatory activities and Commercialization with respect thereto in the Avenzo Territory and the DualityBio Territory and recommendations from the JDC, JMSC or other subcommittee of the JSC with respect to any such matter;

(vi) resolving any matter within the authority of the JDC, JMSC or other subcommittee of the JSC on which the applicable Committee cannot reach a decision as to such matter; and

(vii) undertaking such other matters as are specifically assigned to the JSC in this Agreement.

(b) Joint Development Committee. Within [***] days following the Effective Date, the JSC will establish as a subcommittee of the JSC a joint development committee (“Joint Development Committee” or “JDC”) to coordinate the Parties’ Development and regulatory activities with respect to the Licensed Products in the Avenzo Territory and the DualityBio Territory and to serve as a forum for the exchange and discussion of information with respect thereto. The JDC will be responsible for:

(i) discussing Development and regulatory strategy for the Licensed Molecules and Licensed Products in the Avenzo Territory and DualityBio Territory and facilitating the transfer of information between the Parties;

(ii) discussing, preparing and submitting the Global Development Plan for the applicable Licensed Molecules and Licensed Products to the JSC for review and approval, as applicable;

(iii) discussing, preparing, and submitting any material amendment to a Global Development Plan to the JSC for review and approval, and reviewing and discussing any changes in the scope or direction of the Development work with respect to each of the Licensed Molecules and Licensed Products to be performed pursuant to this Agreement that would be a material deviation from the applicable Global Development Plan;

(iv) coordinating the Parties’ activities under the Global Development Plan(s) in the Parties’ respective territories;

(v) serving as the principal forum by which Avenzo keeps DualityBio reasonably informed regarding Avenzo’s Development plans, efforts and results with respect to Licensed Molecules and Licensed Products in the Avenzo Territory and by which DualityBio keeps Avenzo reasonably informed regarding DualityBio’s Development plans, efforts and results with respect to Licensed Molecules and Licensed Products in the DualityBio Territory; and

(vi) undertaking such other matters as are specifically assigned to the JDC in this Agreement.

(c) Joint Manufacturing and Supply Committee. Within [***] days following the Effective Date, the JSC will establish as a subcommittee of the JSC a joint manufacturing and supply committee (“Joint Manufacturing and Supply Committee” or “JMSC”) to oversee and coordinate the Manufacture for Development and Commercialization purposes of the Licensed Products and to serve as a forum for the exchange and discussion of information with respect thereto. The JMSC will be responsible for:

(i) overseeing and coordinating the activities of the Parties with respect to Manufacturing of Licensed Molecules and Licensed Products for Development and Commercialization purposes in each of the DualityBio Territory and Avenzo Territory;

(ii) overseeing the exchange of information between the Parties with respect to Manufacturing of Licensed Molecules and Licensed Products;

(iii) establishing and approving a Manufacturing Technology Transfer Plan; and

(iv) undertaking such other matters as are specifically assigned to the JMSC in this Agreement.

(d) Membership. Each Committee will be composed of [***] representatives of each of DualityBio and Avenzo (or such other number of representatives of each Party as agreed in writing by DualityBio and Avenzo). Each Party will appoint its initial Committee representatives by written notice to the other Party within [***] days of the Effective Date and will appoint its initial representatives to any other Committee by written notice to the other Party within [***] Business Days of establishment of such Committee. Either Party may replace its respective Committee representatives at any time with prior written notice to the other Party; provided that each Party will ensure that, at all times during the existence of a Committee, such Party’s Committee representatives (initial or replacement) have appropriate expertise and sufficient seniority within the applicable Party to make recommendations and decisions arising within the scope of the applicable Committee’s responsibilities; and provided, further, that the Parties shall use reasonable efforts not to make changes to such representatives during the first year after establishment of each Committee. With respect to the JSC, each Party will ensure that at all times during the existence of the JSC, such Party’s JSC representatives (initial or replacement) (i) have the authority to bind such Party with respect to matters within the purview of the JSC, and (ii) at least one of each Party’s JSC representatives is a Senior Executive. A member of the JDC or JMSC may also be a member of the JSC or any other subcommittee established by the JSC if so desired by the Party who appoints such member.

(e) Meetings. Each of the Committees, once established, will meet at least [***], or more or less often as otherwise agreed to by the Parties. Responsibility for chairing Committee meetings will alternate between the Parties. The chair for any Committee meeting will not have any greater authority than any other representative of either Party on such Committee. All Committee meetings may be conducted by telephone, video-conference, or in person; provided, however, that each Committee will meet in person at least once each Calendar Year, unless the Parties agree to meet by alternative means. Unless otherwise agreed by the Parties, all in-person meetings for a Committee will be held on an alternating basis between the facilities of each Party. Each Party will bear its own personnel and travel costs and expenses relating to participation in Committee meetings. Upon each Party’s invitation, a reasonable number of additional representatives of such Party may attend Committee meetings in a non-voting capacity, provided that such additional representatives shall be bound by written confidentiality and non-use obligations consistent with the terms of this Agreement.

(f) Minutes. The chair of each Committee meeting will be responsible for ensuring draft minutes of such Committee meeting are prepared and circulated by the Alliance Managers to all members of such Committee for comments. Such minutes will provide a description, in reasonable detail, of the discussions at the meeting and will document all actions and determinations approved by the Committee at such meeting. The Parties will promptly discuss any comments on such minutes and finalize the minutes no later than the date of the next applicable Committee meeting.

(g) Decision-Making. Decisions of a Committee will be made by unanimous vote, with each Party’s representatives on such Committee collectively having one vote. No vote of a Committee may be taken unless at least one of each Party’s representatives is present for such Committee vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JDC, JMSC or other subcommittee of the JSC, the applicable Committee cannot reach a decision as to such matter, then such Committee will bring the matter to the attention of the JSC for resolution. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC cannot reach a decision as to such matter within [***] Business Days after such matter was brought to the JSC for resolution, then:

(i) the matter shall be submitted to the Senior Executives of Avenzo and DualityBio for resolution, who shall promptly initiate discussions in good faith to resolve such dispute; and

(ii) if such escalated dispute cannot be resolved within [***] Business Days after the dispute being submitted to the Senior Executives, then: (A) with respect to [***], (B) with respect to [***], and (C) with respect to any other matter other than a matter described in the foregoing clauses (A) or (B), neither Party shall have final decision-making authority with respect to such matter, and the status quo with respect to such matter shall remain in effect if the Parties are unable to mutually agree on a resolution for such matter.

(iii) Notwithstanding any other provision of this Article 2 to the contrary, neither any Committee, including the JSC nor a Senior Executive in the exercise of the foregoing decision-making authority, will have the right to: (A) modify or amend the terms and conditions, or waive any term or condition, of this Agreement; (B) determine any issue in a manner that would conflict with, or cause a Party to breach or violate, the terms and conditions of this Agreement; (C) make any determination that a Party is in breach (or not) of this Agreement; or (D) make a decision that is expressly stated to require the written agreement or written consent of the Parties. The Parties intend that all matters within the scope of a Committee’s decision-making authority will be resolved by the Parties in accordance with this Section 2.2(g), and no matter within the scope of a Committee’s authority will be subject to the dispute resolution provisions set forth in Article 16.

2.3 Scope of Governance. Notwithstanding the creation of a Committee, each Party will retain the rights, powers and discretion granted to it hereunder, and no Committee will be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein. No Committee will have the power to amend or modify this Agreement, and no decision of a Committee will be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by a Committee are only those specific issues that are expressly provided in this Agreement to be decided by such Committee.

2.4 Discontinuation of Committees. The JSC and all other Committees will continue to exist until the first to occur of: (a) the Parties’ written agreement to disband the JSC, and (b) unless otherwise agreed by the Parties, upon the first Regulatory Approval of the first Licensed Product in the U.S. Upon the occurrence of the event described in clause (a) or (b) above, the JSC and all other Committees will disband and shall have no further authority or duties under this Agreement. After the JSC ceases to exist, (i) each Party shall designate a contact person for the exchange of information previously exchanged through the JSC (and, if applicable the JDC, JMSC and any other subcommittee), and (ii) any decisions that are designated under this Agreement as being subject to the review or approval of the JSC (or if applicable the JDC, JMSC and any other subcommittee), will be made by written agreement of the Parties directly, subject to the other terms and conditions of this Agreement.

ARTICLE 3

LICENSES; NON-COMPETE

3.1 License Grant to Avenzo. Subject to the terms and conditions of this Agreement, DualityBio, on behalf of itself and its Affiliates, hereby grants to Avenzo the following licenses:

(a) an exclusive (even as to DualityBio and its Affiliates, subject to Section 3.4), transferable (subject to Section 17.4), royalty-bearing license, with the right to grant sublicenses through multiple tiers (in accordance with Section 3.3), under the Licensed Technology to Exploit the Licensed Molecules and Licensed Products in the Field in the Avenzo Territory; and

(b) a non-exclusive, transferable (subject to Section 17.4) license, with the right to grant sublicenses through multiple tiers (in accordance with Section 3.3), under the Greater China Technology to Develop (subject to Section 6.3, and excluding clinical Development other than Global Studies), Manufacture and have Manufactured the Licensed Molecules and Licensed Products in the Field in the DualityBio Territory solely for the (i) Development of such Licensed Molecules and Licensed Products by or on behalf of Avenzo or its Affiliates or Sublicensees for purposes of obtaining Regulatory Approval of such Licensed Molecules and Licensed Products in the Avenzo Territory, and (ii) the sale, offer for sale, import, export, Commercialization and other Exploitation of such Licensed Molecules and Licensed Products in the Field in the Avenzo Territory.

For clarity, the foregoing licenses granted to Avenzo under this Section 3.1 shall not include rights to Exploit any Other Component(s) that is proprietary to DualityBio and DualityBio shall not be deemed to grant Avenzo a license for such Other Component(s) unless such license is separately obtained from DualityBio if Licensed Product is a Combination Product that contains such Other Component(s).

3.2 License Grant to DualityBio. Subject to the terms and conditions of this Agreement, Avenzo hereby grants to DualityBio the following licenses:

(a) a non-exclusive, fully-paid up and royalty-free license, with the right to grant sublicenses solely to DualityBio’s Affiliates or subcontractors (in accordance with Section 3.3), under the Avenzo IP solely to perform DualityBio’s obligations under this Agreement, including the Global Development Plan, if any, in the Avenzo Territory; and

(b) a non-exclusive, transferable (subject to Section 17.4), royalty-free license, with the right to grant sublicenses through multiple tiers (in accordance with Section 3.3), (i) under the Avenzo Manufacturing Technology to Manufacture and have Manufactured the Licensed Molecules and Licensed Products in the Field in the DualityBio Territory, and (ii) under Necessary Product Improvement Technology to Exploit the Licensed Molecules and Licensed Products in the Field in the DualityBio Territory.

For clarity, in the event that a Licensed Molecule includes a linker or payload owned or controlled by Avenzo (and, for clarity, is not a DualityBio Linker-Payload) (such linker or payload, an “Avenzo Proprietary Linker-Payload”), the foregoing licenses granted to DualityBio under this Section 3.2 shall not include rights to Exploit any such Avenzo Proprietary Linker-Payload contained in such Licensed Molecule and Avenzo shall not be deemed to grant DualityBio a license for such Avenzo Proprietary Linker-Payload unless it is separately obtained from Avenzo.

3.3 Right to Sublicense.

(a) By Avenzo. Avenzo has the right to sublicense (through multiple tiers) any of its rights under Section 3.1 to an Affiliate of Avenzo or any Third Party. Avenzo will provide DualityBio with a fully executed, true, and complete copy of each sublicense agreement with any such Sublicensee no later than [***] days after the execution thereof, provided that (i) Avenzo may redact confidential or commercially sensitive information that is not relevant to Avenzo’s compliance with this Agreement and (ii) Avenzo shall not be obligated to provide copies of any sublicense agreement with a distributor, Third Party contractor or service provider.

(b) By DualityBio. DualityBio has the right to sublicense (through multiple tiers) any of its rights under Section 3.2 to an Affiliate of DualityBio or any Third Party. DualityBio will provide Avenzo with a fully executed, true, and complete copy of each sublicense agreement with any such sublicensee no later than [***] days after the execution thereof, provided that DualityBio may redact confidential or commercially sensitive information that is not relevant to DualityBio’s compliance with this Agreement.

(c) Restrictions. Avenzo (as licensee under Section 3.1) or DualityBio (as licensee under Section 3.2) may fulfill any of its obligations under this Agreement itself or through its Affiliates, Sublicensees, or subcontractors; provided that the licensee Party will remain directly responsible for all its obligations under this Agreement, regardless of whether any such obligation is delegated, subcontracted or sublicensed to any of its Affiliates, Sublicensees, or subcontractors. Any action by any Affiliate, Sublicensee, or subcontractor of the licensee Party that would have been a breach of the terms or conditions of this Agreement if performed by the licensee Party will be deemed a direct breach by the licensee Party of such terms or conditions, subject to the opportunity to cure following notice of breach in accordance with Section 15.4. [***].

3.4 Retained Rights. [***].

3.5 No Implied Licenses; Negative Covenant. Except as set forth herein, nothing in this Agreement grants any license or other intellectual property interest of either Party to the other Party, by implication or otherwise, under any Know-How, trademarks or Patents of the other Party. Each Party may not, and may not permit any of its Affiliates, Sublicensees, or subcontractors to, practice any Patent or Know-How licensed to it by the other Party outside the scope of the licenses granted to such Party under this Agreement.

3.6 Non-Compete.

(a) Non-Compete by Avenzo. During the Term of the Agreement, except as provided in Section 3.6(c) or Section 3.6(d), Avenzo will not, and will cause its Affiliates and require its Sublicensees not to, engage in (independently or for or with any Third Party) any Development, Manufacture, or Commercialization of any Competing Product in the DualityBio Territory and Avenzo Territory (including through any license or grant of rights to any Third Party with respect to any such Competing Product), in each case, other than activities by or on behalf of Avenzo and its Affiliates and Sublicensees with the Licensed Molecules and Licensed Products as contemplated under this Agreement.

(b) Non-Compete by DualityBio. During the Term of the Agreement, except as provided in Section 3.6(c) or Section 3.6(d), DualityBio will not, and will cause its Affiliates and require its Sublicensees (other than Avenzo) not to, engage in (independently or for or with any Third Party) any Development, Manufacture, or Commercialization of any Competing Product in the DualityBio Territory and Avenzo Territory (including through any license or grant of rights to any Third Party with respect to any such Competing Product), in each case, other than activities by or on behalf of DualityBio, its Affiliates, Sublicensees with the Licensed Molecules and Licensed Products as contemplated under this Agreement, including the Research Activities.

(c) Effects of Change of Control. Notwithstanding Section 3.6(a) and Section 3.6(b), if a Party undergoes a Change of Control with a Third Party (such Third Party, together with its Affiliates existing prior to such Change of Control, an “Acquisition Party”), then the Acquisition Party shall [***].

(d) Acquisition of a Third Party by a Party. In the event that either Party or any of its Affiliates merges or consolidates with, or otherwise acquires a Third Party (whether such transaction occurs by way of a sale of assets, merger, consolidation or similar transaction) (an “Acquired Party”) that is engaged in Exploitation of a Competing Product as of the closing of such transaction that would be prohibited by Section 3.6(a) and Section 3.6(b), such Party or its Affiliate shall not be deemed to be in breach of its obligations set forth in Section 3.6(a) and Section 3.6(b), provided that, by the end of the [***] period immediately following the closing of such transaction, such Party or its Affiliate or its Acquired Party has [***].

3.7 Existing Upstream License Agreements. Avenzo acknowledges and agrees that (a) certain rights granted to Avenzo under this Agreement are Controlled by DualityBio pursuant to the Existing Upstream License Agreements, (b) such rights are subject to the terms and conditions of the Existing Upstream License Agreements set forth on Exhibit 3.7 and (c) Avenzo agrees to comply with the terms and conditions of the Existing Upstream License Agreements set forth on Exhibit 3.7 to the extent applicable to Avenzo’s and its Affiliates’ and Sublicensees’ Exploitation of the Licensed Molecules and Licensed Products hereunder. DualityBio will be solely responsible for making all payments owed under Existing Upstream License Agreements.

ARTICLE 4

KNOW-HOW TRANSFER

4.1 Know-How Transfer. DualityBio will disclose or otherwise make available to Avenzo a copy of all Licensed Know-How and Greater China Know-How that exists as of the Effective Date (other than DualityBio Manufacturing Technology, which is addressed in Section 8.2(c)) and in DualityBio’s or its Affiliates’ Control existing as of the Effective Date, which provision or access shall occur in a manner and following a reasonable schedule proposed by DualityBio and agreed by the JSC (to be completed within [***] days after the Effective Date or at such later time as agreed by the JSC). For clarity and notwithstanding anything to the contrary in the foregoing, (a) DualityBio shall require that any Third Party who is generating Licensed Know-How or Greater China Know-How on behalf of DualityBio grants to DualityBio all rights in and to any information developed for DualityBio during the performance of generating Licensed Know-How or Greater China Know-How that is related to the Licensed Molecules or Licensed Products (but excluding any information related to such Third Party’s platform technology or any improvements thereof that are not specific to the Licensed Molecules or Licensed Products) such that DualityBio Controls such information for purposes of this Agreement; and (b) DualityBio shall retain Control of all such information during the Term. During the Term, DualityBio shall provide or make available to Avenzo as promptly as practicable any additional Licensed Know-How and Greater China Know-How, to the extent that such Licensed Know-How and Greater China Know-How arises after the Effective Date or otherwise has not previously been provided or made available to Avenzo.

4.2 Assistance by DualityBio. In connection with any transfer of Licensed Know-How or Greater China Know-How to Avenzo pursuant to Section 4.1, DualityBio will provide to Avenzo or its designee(s) reasonable technical support and assistance (“Technical Assistance”) with respect to the use and practice of the Licensed Know-How or Greater China Know-How, including in connection with (a) the Development, use or Commercialization of Licensed Molecules and Licensed Products in the Avenzo Territory, and (b) the seeking of Regulatory Approval for Licensed Products in the Avenzo Territory. Upon Avenzo’s request for Technical Assistance, DualityBio shall provide Avenzo with up to [***] FTE hours of Technical Assistance at no additional cost to Avenzo. Any additional Technical Assistance in excess of [***] FTE hours reasonably requested by Avenzo and agreed by DualityBio will be provided by DualityBio at the FTE Rate, and Avenzo shall reimburse DualityBio for all Out-of-Pocket Costs reasonably incurred by DualityBio in connection with the provision of the Technical Assistance. If applicable, DualityBio will invoice Avenzo for any Technical Assistance provided at the FTE Rate and such reasonably incurred Out-of-Pocket Costs, and Avenzo will pay all such undisputed amounts within [***] days after receipt of an applicable invoice from DualityBio.

ARTICLE 5

RESEARCH ACTIVITIES

5.1 Preclinical Research. DualityBio shall perform and be responsible for the conduct of preclinical Development activities, at DualityBio’s own cost, for the preclinical Development of DB-1418 until IND submission therefor, including the conduct and completion of the IND Enabling Studies, preparation of IND submissions, in each case as set forth in the Research Plan, including to complete the Final Data Package for the Licensed Molecules and if mutually agreed by the Parties through the JSC, optimization or other preclinical Development of Backup ADCs (the “Research Activities”). DualityBio shall perform such activities in a professional manner and in compliance (a) in all material respects with the Research Plan and (b) with the requirements of Applicable Laws, and use Commercially Reasonable Efforts to meet the estimated timelines set forth in the Research Plan. The initial Research Plan is attached hereto as Exhibit 5.1. Either Party, directly or indirectly through its representatives on the JSC, may propose amendments to the Research Plan from time to time. Any such amendment shall be subject to review, discussion, and approval by the JSC pursuant to Section 2.2(a).

5.2 JSC Updates. At each [***] JSC meeting, DualityBio shall provide the JSC with a reasonably detailed update on the Research Activities and a summary of the results thereof. The Parties shall discuss the status, progress and results of such activities at such JSC meetings, and DualityBio shall provide such additional information related thereto in DualityBio’s Control as reasonably requested by Avenzo. For clarity and notwithstanding anything to the contrary in the foregoing, (a) DualityBio shall require that any Third Party performing Research Activities on behalf of DualityBio grants to DualityBio all rights in and to any information developed for DualityBio during the performance of the Research Activities that is related to the Licensed Molecules or Licensed Products (but excluding any information related to such Third Party’s platform technology or any improvements thereof that are not specific to the Licensed Molecules or Licensed Products) such that DualityBio Controls such information for purposes of this Agreement; and (b) DualityBio shall retain Control of all such information during the Term.

5.3 Reporting. In addition to the updates described in Section 5.2, DualityBio will provide Avenzo the Data, results, information and deliverables required to be delivered by DualityBio to Avenzo as set forth in the Research Plan upon completion of the applicable activities, including the following:

(a) IND Enabling Studies. Pursuant to the Research Plan, DualityBio shall advance DB-1418 through IND Enabling Studies. Subject to Section 5.3(d) below, in the event agreed by the Parties through the JSC, DualityBio may advance one or more Backup ADCs through IND Enabling Studies.

(b) Final Data Package. DualityBio shall provide Avenzo the Final Data Package upon the completion of IND Enabling Studies as described in the Research Plan. All materials included in the Final Data Package shall be provided to Avenzo in the English language. For clarity, if any materials required to be included in the Final Data Package are not in the English language at the time such materials are generated by or on behalf of DualityBio, then DualityBio shall procure a certified English translation of such materials from a professional Third Party translation service reasonably acceptable to Avenzo at DualityBio’s cost. Avenzo shall have [***]

days to review and inspect such Final Data Package and to ask questions of or request additional information from DualityBio, and DualityBio shall promptly (and in any event within [***] Business Days of the applicable request) respond to such questions and provide such additional information with respect to such IND Enabling Studies and the Final Data Package as reasonably requested by Avenzo, provided that in no event shall DualityBio be required to conduct any activities not expressly set forth in the Research Plan without DualityBio’s consent.

(c) IND Submissions. Pursuant to the Research Plan, DualityBio shall, in consultation with Avenzo, prepare IND submissions for DB-1418 or, if agreed by the Parties through the JSC, one of the Backup ADCs advanced in the IND Enabling Studies, as may be modified or optimized pursuant to the Research Plan as determined by the JSC. DualityBio shall provide Avenzo drafts of such IND submissions for review and comment and shall incorporate any comments and revisions to such IND submissions provided by Avenzo. For clarity, Avenzo shall have the sole right to file any such IND submissions in the Avenzo Territory in Avenzo’s name.

(d) Backup ADCs. The Parties acknowledge and agree that, as of the Effective Date, DualityBio has represented that it does not Control any Backup ADC or any other Licensed Molecule other than DB-1418. In the event that any Backup ADC or other Licensed Molecule is identified, discovered or developed in, or arising or resulting from, the Research Activities, or if a Backup ADC or other Licensed Molecule becomes Controlled by DualityBio, then DualityBio shall promptly provide Avenzo with the identity of such Backup ADC or other Licensed Molecule. The Parties shall discuss and may agree via the JSC on whether to pursue any such Backup ADCs in lieu of (or in addition) to the then-current lead Licensed Molecule, which may include optimization or further preclinical Development of such Backup ADCs, provided that DualityBio will have no obligation to do so unless the Parties have mutually agreed thereto. If the Parties mutually agree to advance one or more Backup ADCs, the allocation of responsibilities, budgets and associated timelines for the Development of such one or more Backup ADCs would be mutually agreed upon by the Parties at the JSC.

ARTICLE 6

DEVELOPMENT

6.1 Responsibilities. As between the Parties, Avenzo shall (itself or through its Affiliates or Sublicensees) have the sole right and responsibility, at its sole cost and expense, to conduct all Development of Licensed Products in the Field in the Avenzo Territory, except for Research Activities conducted by DualityBio as expressly provided in Section 5.1. As between the Parties, DualityBio shall (itself or through its Affiliates or Sublicensees) have the sole right and responsibility, at its sole cost and expense, to conduct all Development of Licensed Products in the Field in the DualityBio Territory, except as expressly provided in Section 3.1(b) and Section 6.3.

6.2 Diligence. Avenzo shall (itself or through its Affiliates or Sublicensees) use Commercially Reasonable Efforts to conduct such non-clinical studies and Clinical Trials of Licensed Products in the Avenzo Territory as are reasonably necessary to obtain Regulatory Approval for one Licensed Product in each of (a) [***], and (b) [***].

6.3 Global Development Plan. In the event that either Party proposes a Global Development Plan, including to conduct additional studies or expand existing studies, the Parties shall discuss such Global Development Plan in good faith, and any such Global Development Plan shall be effective only upon review and approval by the JSC in accordance with Section 2.2(a) (subject to dispute resolution in accordance with Section 2.2(g), as applicable). The Global Development Plan will be focused on Development activities conducted by Avenzo or DualityBio worldwide which are in support of Regulatory Approval of the Licensed Product in both the Avenzo Territory and the DualityBio Territory, while taking into reasonable consideration potential material Development or Commercialization impacts on the Licensed Products in the other Party’s respective territory. The Global Development Plan shall include [***]. For clarity and notwithstanding anything herein to the contrary, Avenzo shall have the sole right [***] to conduct Territory-Specific Clinical Trials in the Avenzo Territory, and DualityBio shall have the sole right [***] to conduct Territory-Specific Clinical Trials in the DualityBio Territory. With respect to each Global Study, each Party shall be responsible for the activities and costs allocated to it with respect to such Global Study under the Global Development Plan. Each Party will perform the Development activities allocated to it under the Global Development Plan in a professional manner, and in compliance in all respects with the Global Development Plan and the requirements of all Applicable Laws, GCP and cGMP. If Avenzo proposes to conduct a Global Study of a Licensed Product with sites in the DualityBio Territory, then it will first notify DualityBio in writing and give DualityBio an opportunity to participate in the conduct of such Global Study in the DualityBio Territory as part of the Global Development Plan and under the oversight of the JDC and provide DualityBio relevant information as reasonably requested by DualityBio; provided that, if DualityBio does not agree to participate in the conduct of such Global Study in the DualityBio Territory [***], then Avenzo may conduct such Global Study in the DualityBio Territory pursuant to the licenses granted in Section 3.1(b), and shall keep DualityBio reasonably informed of the progress of such Global Study through the JDC. For clarity, [***].

6.4 Development Reports. Each Party will keep the JDC regularly and reasonably informed of the status, progress and results of its Development and regulatory activities in its respective territory. At least [***] Business Days before each regularly scheduled JDC meeting, each Party will provide the JDC with a written report describing its Development activities and the results thereof (each, a “Development Report”). Through the JDC, each Party will keep the other Party reasonably informed of the Development of Licensed Molecules and Licensed Products conducted by or on behalf of such Party in its respective territory, including the performance of the Global Development Plan. All updates and reports provided by a Party pursuant to this Section 6.4 will be the Confidential Information of such Party. In addition, each Party will (and will use reasonable efforts to cause its respective Affiliates and sublicensees to) make available to the other Party such additional information about its Development activities with respect to each Licensed Molecule and Licensed Product as may be reasonably requested by the other Party from time to time.

6.5 Records. Each Party will and will cause its Affiliates, and will require its Sublicensees or subcontractors, to maintain complete, current and accurate records in either tangible or electronic form of all material Development, Manufacturing (in the case of Avenzo, after the Manufacturing Technology Transfer) or Commercialization activities with respect to the Licensed Products, in each case in accordance with its reasonable internal documentation and record retention practices. Such records will be maintained in sufficient detail to properly reflect, in good scientific manner, all material work done, and the results of studies and Clinical Trials undertaken and, further, will be at a level of detail appropriate for Patent and regulatory purposes. Each Party will document all non-clinical studies and Clinical Trials of Licensed Products in formal written study reports according to Applicable Laws and applicable national and international guidelines such as ICH, GCP and GLP. Upon a Party’s reasonable request, the other Party will, and will cause its Affiliates and Sublicensees, to provide to the requesting Party copies of such records to the extent necessary or reasonably useful for the Development, Manufacture, and Commercialization of the Licensed Products in such other Party’s territory, including for Patent and regulatory purposes in accordance with the terms of this Agreement. All such records, reports, information and Data of a Party provided to the other Party will be the Confidential Information of the providing Party.

6.6 Clinical Trial Audits. Each Party or its representatives may conduct an audit of the other Party, its Affiliates, or Sublicensees, or any subcontractors (including Clinical Trial sites) engaged to perform such other Party’s obligations under any Global Development Plan, in each case, to ensure that the applicable Clinical Trials are conducted in compliance with the Global Development Plan, GCP, and Applicable Laws, and the other Party shall reasonably cooperate with such audit. Each Party may conduct such audit no more than once each Calendar Year (unless an additional audit is warranted for cause) upon [***] days’ prior written notice to the other Party. No later than [***] days after the completion of such audit, the auditing Party will provide the other Party with a written summary of the auditing Party’s findings of any deficiencies or other areas of remediation that the auditing Party identifies during any such audit. Any such findings of major or critical deficiencies or remediation or any other major issues identified in such audit shall be reviewed and discussed by the JSC with appropriate quality personnel from both Parties.

6.7 Data Exchange and Use. Each Party shall promptly provide the other Party with copies of all Data (including all Clinical Trial data and supporting documentation, e.g., protocols and case report forms) Controlled by or on behalf of such Party or its Affiliates, or owned or controlled by such Party’s Sublicensees, generated from its Development of the Licensed Molecules and Licensed Products[***]; provided that except as otherwise set forth in the Global Development Plan (in which case the Global Development Plan shall control), [***].

Each Party will have the right to use and reference such Data provided by the other Party for the purpose of filing for, obtaining and maintaining Regulatory Approval for and Commercializing Licensed Molecules and Licensed Products in such Party’s territory in any Indication, including granting such rights to its Affiliates and (sub)licensees with respect to the applicable Licensed Molecules and Licensed Products. For clarity, any such Data will be owned in accordance with Section 14.1 and shall be subject to the licenses, rights and obligations set forth herein.

ARTICLE 7

REGULATORY

7.1 Avenzo Territory.

(a) Generally. Subject to DualityBio’s obligations to conduct the Research Activities, Avenzo shall (itself or through its Affiliates or Sublicensees) have the sole right and responsibility, at its sole cost and expense, to (i) conduct all regulatory activities leading up to and including the obtaining of all Regulatory Approvals for Licensed Products from the applicable Regulatory Authority on a country-by-country basis in the Avenzo Territory; and (ii) prepare, file for, obtain, hold, and maintain all INDs and Regulatory Approvals and, as applicable, associated pricing and reimbursement approvals for Licensed Products on a country-by-country basis in the Avenzo Territory. Avenzo will keep DualityBio reasonably informed of material regulatory developments related to any Licensed Product in the Avenzo Territory, including with respect to material decisions of any Regulatory Authority in the Avenzo Territory regarding any Licensed Product.

(b) Regulatory Diligence. Avenzo will (itself or through its Affiliates or Sublicensees) use Commercially Reasonable Efforts to file for and obtain Regulatory Approval for one Licensed Product in each of (i) [***] and (ii) [***].

7.2 DualityBio Territory. Subject to Avenzo’s rights under Section 3.1(b), DualityBio shall (itself or through its Affiliates or Sublicensees) have the sole right, at its sole cost and expense, to (a) conduct all regulatory activities leading up to and including the obtaining of all Regulatory Approvals for Licensed Products from the applicable Regulatory Authority on a region-by-region basis in the DualityBio Territory, and (b) prepare, file for, obtain, hold and maintain all INDs and Regulatory Approvals and, as applicable, all associated pricing and reimbursement approvals for Licensed Products on a region-by-region basis in the DualityBio Territory. DualityBio will keep Avenzo reasonably informed of material regulatory developments related to any Licensed Product in the DualityBio Territory, including with respect to material decisions of any Regulatory Authority in the DualityBio Territory regarding any Licensed Product.

7.3 Provision of Regulatory Submissions. Each Party will notify the other Party of any material Regulatory Submissions for any Licensed Product submitted to or received from any Regulatory Authority in its respective territory and will provide the other Party with copies thereof as soon as reasonably practicable. If any such Regulatory Submission, comment, or correspondence is not in English, then, in addition to a copy thereof in its original language, (a) each Party will also provide the other Party with an English-language summary thereof within the corresponding timelines as set forth in this Article 7 at its cost; and (b) upon the other Party’s reasonable request, provide such other Party with a full English translation thereof. The costs of translating any material Regulatory Submission (including any IND filing or MAA submission) submitted by DualityBio into English pursuant to this Section 7.3 shall be borne by DualityBio, and all other translation costs shall be borne by the requesting Party.

7.4 Notice of Meetings and Regulatory Actions. Each Party will provide the other Party with notice of any material meeting or discussion with any Regulatory Authority in such Party’s respective territory related to any Licensed Product, when possible, no later than [***] Business Days after receiving notice thereof. At the notifying Party’s request, the other Party will reasonably cooperate with the notifying Party in preparing for any such meeting or discussion. The notifying Party will provide to the other Party a written summary of such meeting or discussion in English promptly following the issuance or approval of the corresponding official minutes by the applicable Regulatory Authority. If any Regulatory Authority takes, or gives notice of its intent to take, any regulatory action with respect to any Licensed Product, then such Party will notify the other Party of such action within [***] Business Days after receipt of such notice (or, if action is taken without notice, within [***] Business Days of such Party becoming aware of such action).

7.5 Cooperation. Each Party will reasonably cooperate with the other Party in obtaining any Regulatory Approvals for the Licensed Products in the other Party’s respective territory by providing, to the extent reasonably requested by the other Party, access to Regulatory Approvals, Regulatory Submissions, Data, and other information and documentation relating to the Licensed Products.

7.6 No Harmful Actions. If either Party believes that the other Party is taking or intends to take any action with respect to a Licensed Product that is reasonably likely to have a material adverse impact upon the regulatory status of such Licensed Product within such Party’s territory, then such Party will have the right to bring the matter to the attention of the JSC and the Parties will discuss in good faith to resolve such concern.

7.7 Notification of Threatened Action. Each Party will, within [***] Business Days, notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by any Third Party, which would reasonably be expected to adversely affect the safety or efficacy claims of any Licensed Products or the continued marketing of any Licensed Products. Upon receipt of such information, the Parties will consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action with respect to such Licensed Product.

7.8 Right of Reference.

(a) Avenzo (on behalf of itself and its Affiliates) hereby grants to DualityBio the right of reference to all Regulatory Submissions pertaining to the Licensed Products submitted to any Regulatory Authority by or on behalf of Avenzo or its Affiliates (and the right to access and use the Data contained or referenced therein that are licensed to DualityBio pursuant to Section 3.2 solely within the scope of such licenses), subject to Section 3.3(c)(ii), with the right to grant further rights of reference to DualityBio’s (sub)licensees with respect to such Licensed Products. DualityBio and its Affiliates (and any (sub)licensee to whom it may grant a further right of reference) may use the right of reference to Avenzo’s Regulatory Submissions solely for the purpose of seeking, obtaining and maintaining the Regulatory Approval of such Licensed Products in the DualityBio Territory. At DualityBio’s request, Avenzo shall (and shall cause its Affiliates to) promptly provide DualityBio with copies of such Regulatory Submissions (including Data contained or referenced therein that are licensed to DualityBio pursuant to Section 3.2) subject to this right of reference.

(b) DualityBio (on behalf of itself and its Affiliates) hereby grants to Avenzo the right of reference to all Regulatory Submissions pertaining to the Licensed Products submitted to any Regulatory Authority by or on behalf of DualityBio or its Affiliates (and the right to access and use the Data contained or referenced therein that are licensed to Avenzo pursuant to Section 3.1 solely within the scope of such licenses), subject to Section 3.3(c)(ii), with the right to grant further rights of reference to Sublicensees. Avenzo and its Affiliates (and any Sublicensee to whom it may grant a further right of reference) may use such right of reference to DualityBio’s Regulatory Submissions in the Field solely for the purpose of seeking, obtaining and maintaining the Regulatory Approval of the Licensed Products in Field in the Avenzo Territory. At Avenzo’s request, DualityBio shall promptly provide Avenzo with copies of such Regulatory Submissions (including Data contained or referenced therein that are licensed to Avenzo pursuant to Section 3.1) subject to this right of reference.

7.9 Adverse Events Reporting.

(a) No later than the first IND submission for the first Licensed Product, Avenzo and DualityBio will generate and agree to the worldwide safety and pharmacovigilance procedures for the Parties with respect to the Licensed Products, such as safety data sharing and exchange, Adverse Events reporting and prescription events monitoring in a written agreement (as may be amended, the “Pharmacovigilance Agreement”). Such agreement will describe the coordination of collection, investigation, reporting, and exchange of information concerning Adverse Events or any other safety problem of any significance, and product quality and product complaints involving Adverse Events, sufficient to permit each Party, its Affiliates, and its Sublicensees (or, with respect to DualityBio, (sub)licensees) to comply with its legal obligations. The Pharmacovigilance Agreement will be promptly updated if required by changes in legal requirements. Each Party hereby agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, Sublicensees (or, with respect to DualityBio, (sub)licensees) to comply with such obligations.

(b) Each Party will be responsible for complying with all Applicable Laws governing Adverse Events for all Clinical Trials of any Licensed Product performed by or on behalf of such Party.

(c) Avenzo will hold and control the global safety database for each Licensed Product and for the exchange by the Parties, in English, of any information of which a Party becomes aware concerning any Adverse Event experienced by a subject or patient being administered the applicable Licensed Product, including any such information received by either Party from any Third Party (subject to receipt of any required consents from such Third Party). It is understood that each Party and its Affiliates, Sublicensees (or, with respect to DualityBio, (sub)licensees) has the right to access the global safety database and disclose any information therein if disclosure is reasonably necessary to comply with Applicable Laws or requirements of any applicable Regulatory Authority. Notwithstanding the foregoing, DualityBio may hold and control a safety database for each Licensed Product in the DualityBio Territory. DualityBio will be responsible for providing information for the DualityBio Territory for inclusion in the global safety database, and Avenzo will be responsible for providing information for the Avenzo Territory for inclusion in the global safety database.

7.10 Remedial Actions. Each Party and its Affiliates will (and will use reasonable efforts to cause its Sublicensees to) notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, recovery, corrective action or other regulatory action by any Governmental Authority or Regulatory Authority (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action with respect to the Avenzo Territory or DualityBio Territory, as applicable. Avenzo has sole discretion with respect to any matters relating to any Remedial Action in the Avenzo Territory, including the decision to commence such Remedial Action and the control over such Remedial Action and DualityBio has sole discretion with respect to any matter relating to any Remedial Action in the DualityBio Territory, including the decision to commence such Remedial Action and the control over such Remedial Action. The cost and expenses of any Remedial Action in the Avenzo Territory or the DualityBio Territory will be borne solely by the Party with sole discretion; provided that, if the need for a Remedial Action arises as a result of any gross negligence of a Party, or with respect to Licensed Products supplied by DualityBio under Section 8.2 or the Supply Agreement, any breach of its obligations thereunder, then all costs and expenses incurred in connection with such Remedial Action will be the sole responsibility of such Party.

7.11 Safety and Regulatory Audits. With respect to any inspection of a Party or its Affiliates, or Sublicensees (or, with respect to DualityBio, (sub)licensees) (including Clinical Trial sites) by any Governmental Authority directed to any Licensed Product that is reasonably expected to have a material impact on the Development or Commercialization of such Licensed Product in the other Party’s territory, such Party will notify the other Party of such inspection (a) no later than [***] Business Days after such Party receives notice of such inspection or (b) within [***] Business Days after the completion of any such inspection of which such Party did not receive prior notice. To the extent required by Applicable Law, each Party will permit Governmental Authorities outside of its territory to conduct inspections of such Party or its Affiliates or Sublicensees (including Clinical Trial sites) relating to any Licensed Product, and will ensure that all such Affiliates, or Sublicensees (or, with respect to DualityBio, (sub)licensees) permit such inspections. Following any such regulatory inspection related to any Licensed Product that is reasonably expected to have a material impact on the Development or Commercialization of such Licensed Product in the other Party’s territory, such Party will provide the other Party with (i) an unredacted copy of any finding, notice, or report provided by any Governmental Authority related to such inspection (to the extent related to such Licensed Product) within [***] Business Days of such Party receiving the same, and (ii) in the event that such findings, notice, or report is in a language other than English, a written English summary of any material finding, notice, or report of a Governmental Authority related to such inspection (to the extent related to such Licensed Product) within [***] Business Days after receiving the same.

ARTICLE 8

MANUFACTURING AND SUPPLY

8.1 Transfer of Drug Material. Promptly following the IND Clearance for a Licensed Product (or such other time as mutually agreed by the Parties), DualityBio will deliver to Avenzo [***] the site designated by Avenzo the drug materials of the Licensed Molecules and Licensed Products in DualityBio’s or its Affiliates’ possession as of the Effective Date, the description and quantities of which are set forth on Exhibit 8.1, at no cost to Avenzo. At Avenzo’s reasonable request and [***], DualityBio will retest any such materials and certify that such materials meet the applicable specifications at the time of such retesting.

8.2 Clinical and Commercial Supply.

(a) Responsibility. Prior to the completion of the Manufacturing Technology Transfer, DualityBio will be responsible (itself or through its Affiliate or CMO) for the Manufacture and supply of Licensed Products for Development (including use in Clinical Trials) and Commercialization by Avenzo and its Affiliates and Sublicensees in the Avenzo Territory (subject to Section 8.2(c)), and for Development (including use in Clinical Trials) and Commercialization by DualityBio and its Affiliates and (sub)licensees in the DualityBio Territory.

(b) Supply Agreement. Within [***] days following the Effective Date (or such longer period as mutually agreed by the Parties), the Parties shall negotiate in good faith and enter into a supply agreement governing such Manufacture and supply of Licensed Products by DualityBio for Avenzo in the Avenzo Territory on commercially reasonable terms prior to the completion of the Manufacturing Technology Transfer (as may be amended in accordance with its terms, the “Supply Agreement”). The Supply Agreement will include terms consistent with the principles set forth on Exhibit 8.2(b) and other customary terms for the supply of pharmaceutical products for clinical and Commercial use. In connection with the Supply Agreement, the Parties shall enter into a quality agreement (the “Quality Agreement”) governing the quality aspects of the supply of Licensed Products.

(c) Manufacturing Technology Transfer to Avenzo. Upon Avenzo’s request following the Effective Date, the Parties (through the JMSC) will establish and mutually agree on a plan pursuant to which DualityBio will perform a technology transfer with respect to the DualityBio Manufacturing Technology (subject to dispute resolution in accordance with Section 2.2(g), as applicable) (as may be amended, the “Manufacturing Technology Transfer Plan”) to enable Avenzo or its Affiliate(s) to Manufacture the Licensed Products for Development and Commercial purposes itself or have the Licensed Products Manufactured by a CMO designated by Avenzo or its Affiliate. The Manufacturing Technology Transfer Plan will describe the DualityBio Manufacturing Technology and any and all other subject matter to be transferred pursuant to such plan, including the anticipated timelines for completing such transfers. Subject to the terms of the Manufacturing Technology Transfer Plan, DualityBio will (i) transfer all DualityBio Manufacturing Technology to Avenzo or its Affiliate(s) or CMO(s), and (ii) provide reasonable technical support and assistance to Avenzo or such Affiliate(s) or CMO(s) with respect to the use and practice of the DualityBio Manufacturing Technology for up to [***] days following completion of such transfer (“Manufacturing Support”) (clause (i) and (ii), the “Manufacturing Technology Transfer”). DualityBio shall provide Avenzo with up to [***] FTE hours of

Manufacturing Support at no additional cost to Avenzo. Any additional Manufacturing Support in excess of [***] FTE hours reasonably requested by Avenzo and agreed by DualityBio will be provided by DualityBio at the FTE Rate and Avenzo shall reimburse DualityBio for all Out-of-Pocket Costs reasonably incurred by DualityBio in connection with the provision of such Manufacturing Support. If applicable, DualityBio will invoice Avenzo for any Manufacturing Support provided at the FTE Rate and such Out-of-Pocket Costs, and Avenzo will pay all such undisputed amounts within [***] days after receipt of an applicable invoice from DualityBio. After the initial Manufacturing Technology Transfer and for the duration of the Term, DualityBio shall provide or make available to Avenzo (or its Affiliate or designated CMO(s)) as promptly as practicable any additional DualityBio Manufacturing Technology, to the extent that such DualityBio Manufacturing Technology comes to DualityBio’s attention (or is reasonably requested by Avenzo) and has not previously been provided or made available to Avenzo.

ARTICLE 9

COMMERCIALIZATION; MEDICAL AFFAIRS

9.1 Responsibilities. Avenzo (itself or through its Affiliates or Sublicensees) will have the sole right and responsibility for the Commercialization of Licensed Products in the Field in the Avenzo Territory, at its sole cost and expense. DualityBio (itself or through its Affiliates or (sub)licensees) will have the sole right and responsibility for the Commercialization of Licensed Products in the Field in the DualityBio Territory, at its sole cost and expense.

9.2 Commercialization Diligence. After Avenzo (itself or through its Affiliates or Sublicensees) has obtained Regulatory Approval for one Licensed Product and, to the extent reasonably necessary to Commercialize such Licensed Product, pricing approvals and reimbursement approvals of such Licensed Product, in [***] pursuant to Section 7.1(b), Avenzo (itself or through its Affiliates or Sublicensees) will use Commercially Reasonable Efforts to Commercialize such Licensed Product in each such Key Market.

9.3 Product Trademarks. Each Party will have the right to brand the Licensed Products in its territory using trademarks, logos and trade names that it determines appropriate for the Licensed Products (such trademarks, logos, and trade names, the “Product Marks”). Neither Party may use any trademark Controlled by the other Party or its Affiliates (including their corporate names) to brand the Licensed Products without the other Party’s prior written consent. Each Party will own all rights in the Product Marks in its territory and will register and maintain the Product Marks in its territory that it determines to be reasonably necessary. DualityBio will not use any trademark, logo or trade name in the DualityBio Territory or Avenzo Territory that is confusingly similar to Avenzo’s Product Marks. To the extent requested by a Party and commercially practicable, the Parties will cooperate with respect to developing and implementing a global branding strategy, subject to separate discussion and agreement. If the Parties do not agree upon a global branding strategy, then each Party will have the right to brand the Licensed Products in its territory in a manner that it determines appropriate in its sole discretion.

9.4 No Diversion. Each of DualityBio and Avenzo hereby covenants and agrees that (a) it will not, and will ensure that its Affiliates and Sublicensees (or, with respect to DualityBio, (sub)licensees) will not, directly or indirectly, promote, market, distribute, import, sell or have sold any Licensed Product, including via internet or mail order, outside its respective territory; (b) with respect to any country or region outside its territory, it will not, and will ensure that its Affiliates and Sublicensees (or, with respect to DualityBio, (sub)licensees) will not: (i) unless otherwise agreed by the Parties in writing, establish or maintain any branch, warehouse or distribution facility for any Licensed Products in such countries, (ii) engage in any advertising or promotional activities relating to any Licensed Products that are directed primarily to customers or other purchaser or users of any Licensed Products located in such countries, (iii) solicit orders for any Licensed Products from any prospective purchaser located in such countries, or (iv) sell or distribute any Licensed Products to any Person in such Party’s territory who, to such Party’s knowledge, intends to sell or has in the past sold any Licensed Products in such countries; (c) if a Party receives any order for any Licensed Products from a prospective purchaser reasonably believed to be located in a region or country outside its territory, then such Party will promptly refer that order to the other Party, and such Party will not accept any such orders; (d) it will not deliver or tender (or cause to be delivered or tendered) any Licensed Products into a country or region outside its territory; and (e) it will not, and will ensure that its Affiliates and Sublicensees (or, with respect to DualityBio, (sub)licensees) will not, knowingly restrict or impede in any manner the other Party’s exercise of its exclusive rights to Commercialize any Licensed Products in the other Party’s territory; provided that the foregoing shall not restrict either Party’s Development or Manufacturing (including packaging and labeling) rights with respect to Licensed Products under this Agreement.

9.5 Medical Affairs. Each Party will be solely responsible, at its sole cost and expense, for conducting medical affairs activities with respect to Licensed Products in its respective territory, including communications with key opinion leaders, medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), publications, congress presentations and posters, published manuscripts, activities performed in connection with patient registries and post-approval trials, and other medical programs and communications, including educational grants, research grants (including conducting investigator-initiated studies), and charitable donations to the extent related to medical affairs and not to other activities that do not involve the promotion, marketing, sale or other Commercialization of Licensed Products, all of which will be conducted in accordance with Applicable Law.

ARTICLE 10

PAYMENTS

10.1 Upfront Payment. In partial consideration of the licenses and rights granted by DualityBio to Avenzo hereunder, Avenzo will pay to DualityBio a one-time, non-refundable and non-creditable payment of $50,000,000 within [***] days after the Effective Date.

10.2 Development and Regulatory Milestones.

(a) Development and Regulatory Milestone Payments. In partial consideration of the licenses and rights granted by DualityBio to Avenzo hereunder, when a Licensed Product first achieves the events set forth below (each such event, a “Development and Regulatory Milestone Event”), Avenzo will pay to DualityBio the corresponding one-time, non-refundable, and non-creditable milestone payments (each such payment, a “Development and Regulatory Milestone Payment”) within [***] days after Avenzo’s receipt of an invoice for such Development and Regulatory Milestone Payment from DualityBio. Avenzo will promptly (but in any event within [***] Business Days) notify DualityBio in writing upon the first achievement of each Development and Regulatory Milestone Event with respect to a Licensed Product in the Avenzo Territory:

Development and Regulatory Milestone Events	Development and Regulatory Milestone Payments
1. [***]	$[***]
2. [***]	$[***]
3. [***]	$[***]
4. [***]	$[***]
5. [***]	$[***]
6. [***]	$[***]
7. [***]	$[***]
8. [***]	$[***]
9. [***]	$[***]
10. [***]	$[***]
11. [***]	$[***]
12. [***]	$[***]
13. [***]	$[***]

Development and Regulatory Milestone Events	Development and Regulatory Milestone Payments
14. [***]	$[***]
15. [***]	$[***]
16. [***]	$[***]
17. [***]	$[***]

Total Development and Regulatory Milestone Payments	$[***]

(b) Achievement of Development and Regulatory Milestones. Each Development and Regulatory Milestone Payment will be payable only once on the first occurrence of the corresponding Development and Regulatory Milestone Event in the Avenzo Territory for the first achievement by a Licensed Product, regardless of the number of times the Development and Regulatory Milestone Event is achieved or the number of Licensed Products that achieve the applicable Development and Regulatory Milestone Event. In no event will the aggregate Development and Regulatory Milestone Payments payable under Section 10.2(a) exceed $[***].

(c) Skipped Development and Regulatory Milestones. If, at any time, the achievement of a later Development and Regulatory Milestone Event has occurred with respect to the first Licensed Product in a specific country for a specific Indication, and any preceding Development and Regulatory Milestone Event for such first Licensed Product in such country for such Indication have not yet been achieved, become due, or been paid, then each such skipped Development and Regulatory Milestone Event will become due and payable concurrently with such subsequent Development and Regulatory Milestone Event that has been achieved for such first Licensed Product in such country for such Indication. Without limiting the foregoing, for Development and Regulatory Milestone Events #1 through #3, any skipped Development and Regulatory Milestone Event for a Licensed Product shall be deemed to have been achieved upon the achievement (or deemed achievement) of the subsequent Development and Regulatory Milestone Event. [***].

10.3 Sales Milestones.

(a) Sales Milestone Payments. In partial consideration of the rights granted herein, Avenzo will pay to DualityBio the following one-time, non-refundable and non-creditable milestone payments (each such payment, an “Sales Milestone Payment”) for the first achievement of the corresponding Annual Net Sales events in the Avenzo Territory set forth below (each such event, an “Sales Milestone Event”) within [***] days after Avenzo’s receipt of invoice from DualityBio. Avenzo will notify DualityBio in writing of the first achievement of each Sales Milestone Event with respect to a Licensed Product in the royalty report provided by Avenzo under Section 10.4(d) with respect to the Calendar Quarter in which such Sales Milestone Event is achieved.

Sales Milestone Events based upon Annual Net Sales of all Licensed Products in the Avenzo Territory	Sales Milestone Payments
1. Annual Net Sales of all Licensed Products in the Avenzo Territory in a given Calendar Year are greater than $[***]	$[***]
2. Annual Net Sales of all Licensed Products in the Avenzo Territory in a given Calendar Year are greater than $[***]	$[***]
3. Annual Net Sales of all Licensed Products in the Avenzo Territory in a given Calendar Year are greater than $[***]	$[***]
4. Annual Net Sales of all Licensed Products in the Avenzo Territory in a given Calendar Year are greater than $[***]	$[***]
5. Annual Net Sales of all Licensed Products in the Avenzo Territory in a given Calendar Year are greater than $[***]	$[***]
6. Annual Net Sales of all Licensed Products in the Avenzo Territory in a given Calendar Year are greater than $[***]	$[***]

Total Sales Milestone Payments	$[***]

(b) Achievement of Sales Milestones. Each Sales Milestone Payment will be payable only once on the first occurrence of the corresponding Sales Milestone Event for the Annual Net Sales of all Licensed Products in the Avenzo Territory, and no amounts would be due for subsequent or repeated achievements of any Sales Milestone Event, regardless of whether a Licensed Product is approved for use in different presentations, formulations, dosages, route of administration or as a combination product. In no event will the aggregate Sales Milestone Payments payable under Section 10.3(a) exceed $[***]. The Sales Milestone Payments are cumulative, such that if the Annual Net Sales for Licensed Products in a given Calendar Year exceed more than one applicable threshold, then all corresponding Sales Milestone Payments for each achieved Sales Milestone Event that has not been previously achieved will be payable.

10.4 Royalties.

(a) Royalty Payment. Subject to adjustments under Section 10.4(c), on a country-by-country and Licensed Product-by-Licensed Product basis, Avenzo will pay to DualityBio tiered royalties calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of incremental, aggregated Annual Net Sales of all Licensed Products in the Avenzo Territory in a Calendar Year (a “Royalty Payment”) during the Royalty Term. The tiered royalty rates on Annual Net Sales will be as set forth below:

Portion of Annual Net Sales of all Licensed Products in the Avenzo Territory in a given Calendar Year	Royalty Rate
1. Portion of Annual Net Sales of all Licensed Products in the Avenzo Territory in a given Calendar Year less than or equal to $[***]	[	***]%
2. Portion of Annual Net Sales of all Licensed Products in the Avenzo Territory in a given Calendar Year greater than $[***] and up to and including $[***]	[	***]%
3. Portion of Annual Net Sales of all Licensed Products in the Avenzo Territory in a given Calendar Year greater than $[***] and up to and including $[***]	[	***]%
4. Portion of Annual Net Sales of all Licensed Products in the Avenzo Territory in a given Calendar Year greater than $[***] and up to and including $[***]	[	***]%
5. Portion of Annual Net Sales of all Licensed Products in the Avenzo Territory in a given Calendar Year greater than $[***] and up to and including $[***]	[	***]%
6. Portion of Annual Net Sales of all Licensed Products in the Avenzo Territory in a given Calendar Year greater than $[***]	[	***]%

(b) Royalty Term. The Royalty Payments will be payable on a Licensed Product-by-Licensed Product basis and country-by-country basis in the Avenzo Territory from the First Commercial Sale of such Licensed Product in such country until the latest to occur of: (i) the expiration of the last-to-expire Valid Claim in such country Covering the composition of matter of such Licensed Product or method of use of such Licensed Product for the Indication for which Regulatory Approval has been granted in such country; (ii) the expiration of all Regulatory Exclusivity for such Licensed Product in such country; or (iii) 10 years after the date of the First Commercial Sale of such Licensed Product in such country (the “Royalty Term”), provided that [***]. After the end of the Royalty Term for any Licensed Product in a given country in the Avenzo Territory, Net Sales of such Licensed Product in such country shall be excluded from the calculation of Annual Net Sales.

(c) Royalty Reductions.

(i) Absence of Valid Claims. On a Licensed Product-by-Licensed Product, country-by-country, and Calendar Quarter-by-Calendar Quarter basis, for any Calendar Quarter during the Royalty Term for the applicable Licensed Product in a country in the Avenzo Territory, upon the expiration of the last-to-expire Valid Claim in such country Covering the composition of matter of such Licensed Product or method of use of such Licensed Product for the Indication(s) for which Regulatory Approval has been granted in such country, the royalty rate of such Licensed Product used to calculate the Royalty Payments in such country for such Calendar Quarter will be reduced by [***]%.

(ii) Biosimilar Entry. If, on a Licensed Product-by-Licensed Product, country-by-country, one or more Biosimilar Product(s) with respect to such Licensed Product is marketed or sold in such country in the Avenzo Territory in any Calendar Quarter, then the royalty rate of such Licensed Product used to calculate the Royalty Payments due in such country will be reduced by [***]% for such Calendar Quarter and each subsequent Calendar Quarter during the applicable Royalty Term for such Licensed Product.

(iii) Third Party Payments. Without limiting Avenzo’s rights under each of Section 13.2 and Section 13.4, if, on a Licensed Product-by-Licensed Product, country-by-country, and Calendar Quarter-by-Calendar Quarter basis, Avenzo or its Affiliate or Sublicensee obtains one or more licenses under Third Party Patents or Know-How that are necessary or reasonably useful for the Exploitation of [***] in such country in the Avenzo Territory or acquires such Third Party Patents or Know-How in lieu of a license (each such agreement, a “Third Party License”), then [***]% of any [***] actually paid by Avenzo (or its Affiliate or Sublicensee) under such Third Party License during such Calendar Quarter in such country to the extent [***] will be creditable against the [***] payable to DualityBio with respect to such Licensed Product in such country during such Calendar Quarter during the Royalty Term for such Licensed Product, provided that [***].

(iv) Third Party Infringement Claims. If, on a Licensed Product-by-Licensed Product, country-by-country, and Calendar Quarter-by-Calendar Quarter basis, Avenzo or any of its Affiliates or Sublicensees incurs any Out-of-Pocket Costs in defending or settling any Third Party Infringement Claim (including pursuant to any settlement thereof or any adverse judgment in connection therewith) in accordance with Section 14.4 with respect to [***], then [***]% of the Out-of-Pocket Costs actually paid by Avenzo or its Affiliates or Sublicensees in defending or settling any such Third Party Infringement Claim during such Calendar Quarter in such country will be creditable against [***] payable to DualityBio with respect to such Licensed Product in such country during such Calendar Quarter during the Royalty Term for such Licensed Product.

(v) Inflation Reduction Act. If, during the Royalty Term for a Licensed Product in the United States, such Licensed Product is designated as a “Selected Drug” under the Drug Price Negotiation Program (as described in Section 1192 of the Social Security Act) by the Secretary of the U.S. Department of Health and Human Services, and Avenzo or its Affiliate or Sublicensee is required to negotiate a maximum fair price that will apply to sales of such Licensed Product during the relevant price applicability period, then the royalty rate of such Licensed Product used to calculate the Royalty Payments in the United States will be reduced by [***]% during such price applicability period.

(vi) Compulsory Licenses. If a court or a governmental agency of competent jurisdiction requires Avenzo or its Affiliate or Sublicensee to grant to a Third Party a compulsory license under any Licensed Technology with respect to any Licensed Product and if as a result of such compulsory license the Net Sales of such Licensed Product in any rolling four Calendar Quarter period following the first grant of such compulsory license in the applicable country is less than [***]% of the Net Sales for such Licensed Product in such country in the immediately preceding four Calendar Quarter period, then the Net Sales of such Licensed Product used to calculate the Royalty Payments in such country for such Calendar Quarter will be reduced by [***]%.

(vii) Royalty Floor. Notwithstanding any provision to the contrary set forth in the foregoing Sections 10.4(c)(i) - 10.4(c)(vi), with respect to any Licensed Product, country, and Calendar Quarter, the operation of Sections 10.4(c)(i) - 10.4(c)(vi), individually or in combination, will not reduce the Royalty Payments owed by more than [***]% of the Royalty Payments otherwise payable to DualityBio with respect to such Licensed Product in such country during such Calendar Quarter under Section 10.4(a). Avenzo may carry forward to subsequent Calendar Quarters any amounts it could not deduct as a result of the limitation above.

(d) Royalty Reports. Following the First Commercial Sale of a Licensed Product for which Royalty Payments are due pursuant to this Section 10.4, and continuing for so long as Royalty Payments are due hereunder, Avenzo will, within [***] days after the end of each Calendar Quarter, provide DualityBio with a royalty report (in a template agreed to by the Parties) showing, on a Licensed Product-by-Licensed Product and country-by-country basis:

(i) the gross sales and Net Sales of Licensed Products sold by Avenzo and its Affiliates and Sublicensees during such Calendar Quarter reporting period and supporting gross-to-net calculations;

(ii) the Royalty Payments in United States Dollars payable hereunder with respect to such Net Sales, with supporting calculations showing the applicable royalty rate applied and any royalty reductions taken pursuant to Section 10.4(c);

(iii) the rate of exchange with supporting calculations, determined in accordance with Section 10.4, used by Avenzo in determining the amount of United States Dollars payable hereunder; and

(iv) if applicable, that a Sales Milestone Event has been achieved in such Calendar Quarter.

(e) Royalty Payment. After the receipt of each royalty report provided by Avenzo under Section 10.4(d) above, DualityBio will issue to Avenzo an invoice for the undisputed amount of Royalty Payments set forth therein. Avenzo will pay to DualityBio the Royalty Payments for each Calendar Quarter within [***] days after the receipt of the invoice from DualityBio. If no Royalty Payments are due for any Calendar Quarter following commencement of the reporting obligation, then Avenzo will so report.

10.5 Transaction Payment Sharing. If Avenzo grants a sublicense, sells or otherwise divests any right to Develop and/or Commercialize the Licensed Product to any Third Party other than (a) sublicenses granted to (i) Affiliates or (ii) subcontractors performing Development or Commercialization activities for the benefit of Avenzo or any of its Affiliates or (b) in connection with a Change of Control of Avenzo or the sale of all or substantially all of Avenzo’s oncology business (each, a “Triggering Transaction”), Avenzo shall pay DualityBio the applicable percentage (set forth below) of the Transaction Payment received in connection with the Triggering Transaction within [***] days after Avenzo’s receipt of an invoice for such share of such Transaction Payment from DualityBio. Avenzo will notify DualityBio in writing within [***] days after such Transaction Payment is received.

(a) [***] if the Triggering Transaction is consummated prior to the first patient first visit in the first Phase 1 Clinical Trial of a Licensed Product; and

(b) [***] if the Triggering Transaction is consummated after the first patient first visit in the first Phase 1 Clinical Trial of a Licensed Product.

10.6 Payment.

(a) Mode of Payment. All payments to be made under this Agreement will be made in U.S. Dollars and will be paid by electronic transfer in immediately available funds to such bank account as designated in writing by DualityBio. All payments will be free and clear of any transfer fees or charges.

(b) Currency Exchange Rate. The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars for calculating Net Sales in a Calendar Quarter (for purposes of both the Royalty Payment calculation and whether an Sales Milestone Event has been achieved) will be made at the average actual foreign currency exchange rate for the month in which the expense is incurred or sale is made accordance to the exchange rates as published by The Wall Street Journal for such period, or such other source as the Parties may agree in writing.

(c) Payment Timeline. Except as otherwise provided in this Agreement, all payments to be made by one Party to the other Party under this Agreement will be due within [***] days following such Party’s receipt of an invoice from the other Party.

(d) Blocked Currency. If by Applicable Laws in a country in the Avenzo Territory or DualityBio Territory, as applicable, conversion into U.S. Dollars or transfer of funds of a convertible currency to the United States becomes materially restricted, forbidden or substantially delayed, then the Party obligated to make a payment under this Agreement shall promptly notify the Party entitled to receive such payment and, thereafter, amounts accrued in such country or region under this Article 10 shall be paid to such receiving Party (or its designee) in such country or region in local currency by deposit to an escrow account in a local bank designated by such receiving Party and to the credit of such receiving Party, unless the Parties otherwise agree.

10.7 Audits.

(a) Avenzo will keep, and will require its Affiliates and Sublicensees to keep (all in accordance with the GAAP), for a period not less than [***] years from the end of the Calendar Year to which they pertain, complete and accurate records in sufficient detail to properly reflect Net Sales and to enable any Milestone Payment or share of Transaction Payment that is payable hereunder to be determined.

(b) Upon DualityBio’s written request, (i) Avenzo will permit, and will cause its Affiliates to permit, an independent certified public accounting firm of internationally recognized standing selected by DualityBio, at DualityBio’s expense, to have access during normal business hours upon reasonable prior written notice to Avenzo to such records of Avenzo or its Affiliates as may be reasonably necessary to inspect and verify the accuracy of the payments hereunder, including the basis of the calculations thereof (in the case of Avenzo) for any Calendar Year ending not more than the preceding [***] years; or (ii) Avenzo will perform, or have performed by an independent certified public accounting firm of internationally recognized standing selected by Avenzo, an audit of any Avenzo’s Sublicensees (to the extent permitted under the applicable agreement with such Sublicensee) as may be reasonably necessary to inspect and verify the accuracy of the payments hereunder, including the basis of the calculations thereof for any Calendar Year ending not more than the preceding [***] years. Such inspections in the foregoing sentence may not be conducted more frequently than once per year except for cause. No accounting period of Avenzo or its Affiliates may be subject to inspection more than one time by DualityBio. If such accounting firm concludes that an underpayment of payments due by Avenzo to DualityBio occurred, then Avenzo will pay the amount of such underpayment due to DualityBio, in either case within [***] days following the date such accounting firm’s written report is delivered to the Parties showing such underpayment. If such accounting firm concludes that an overpayment of amounts due by Avenzo to DualityBio was made, then such overpayment will be credited against any future payment due to DualityBio hereunder (if there is no future payment due, then DualityBio will promptly refund such overpayment to Avenzo). The accounting firm will provide to each Party a copy of the report at the same time, which report will include the methodology and calculations used to determine the findings. DualityBio will bear the full cost of such audit unless such inspection concludes an underpayment by Avenzo of payments due by Avenzo to DualityBio of more than [***]% of the amount otherwise payable for that inspected period, in which case Avenzo will pay the actual fees and expenses charged by the accounting firm for such inspection.

(c) DualityBio will treat all financial information subject to review under this Section 10.7(d) in accordance with the confidentiality provisions of Article 11, and, prior to commencing such audit, will cause its accounting firm to enter into a confidentiality agreement with Avenzo obligating such accounting firm to treat all such financial information in confidence pursuant to such confidentiality provisions. Such accounting firm will not disclose Confidential Information of Avenzo to DualityBio, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Avenzo or the amount of payments to or by Avenzo under this Agreement.

10.8 Interest. Each Party will pay interest on any amounts payable by such Party that are overdue under this Agreement from the day payment was initially due at [***]; provided, however, that in no case will such interest rate exceed the highest rate permitted by Applicable Laws. The payment of such interest will not foreclose a Party from exercising any other rights it may have because any payment is overdue.

10.9 Taxes.

(a) Taxes on Income. Except as otherwise set forth in this Agreement, each Party shall be solely responsible for the payment of all taxes imposed on such Party’s income arising directly or indirectly from the activities of the Parties under this Agreement.

(b) Withholding Tax. If Avenzo is required to withhold any Taxes under Applicable Law, then Avenzo will (i) make such deduction and withholding; (ii) pay to the relevant Governmental Authority the amount withheld; and (iii) promptly forward to DualityBio an official receipt (or certified copy) or other similar documentation to evidence such payment to such authorities. For clarity, Avenzo’s remittance of such withheld Taxes to the appropriate Governmental Authority, together with payment to DualityBio of the remaining amount owed under this Agreement, shall constitute full satisfaction of the applicable payment due to DualityBio. In the event a Governmental Authority asserts that additional Taxes should have been withheld from a payment to DualityBio, DualityBio agrees to indemnify Avenzo for any withholding Taxes imposed on Avenzo with respect to such payments, together with any penalties and interest imposed in connection therewith and, at Avenzo’s election, (1) Avenzo may offset the amount of such amounts from future payments due to DualityBio under this Agreement, or (2) DualityBio shall pay such amount to Avenzo promptly upon request. Notwithstanding anything in this Agreement to the contrary, if any assignment, or sublicense or a similar transfer of rights or obligations under this Agreement (including through merger or acquisition) by Avenzo (each, an “Avenzo Tax Action”) leads to the imposition of withholding Taxes on any amounts payable under this Agreement that would not have been imposed in the absence of such Avenzo Tax Action or in an increase in such liability above the liability that would have been imposed in the absence of such Avenzo Tax Action, then the sum payable by Avenzo (in respect of which such withholding Taxes are required to be made) will be increased to the extent necessary to ensure that DualityBio receives a sum equal to the sum which it would have received had Avenzo not taken such Avenzo Tax Action.

(c) Indirect Taxes. Notwithstanding any provision to the contrary set forth in this Agreement, all amounts stated herein are inclusive of any transfer, documentary, sales use, stamp, registration, consumption, goods and services, VAT, or other similar Taxes (each an “Indirect Tax”). In the event that any Indirect Tax is imposed under Applicable Law with respect to the transactions, payments or the related transfer of rights or other property pursuant to the terms of this Agreement, DualityBio shall pay such Indirect Taxes. If Avenzo bears any Indirect Tax directly DualityBio shall promptly reimburse Avenzo for such Tax.

(d) Cooperation. The Parties will reasonably cooperate with each other in good faith in accordance with Applicable Laws to minimize any Taxes in connection with this Agreement, including by claiming any exemption from any required Taxes or withholdings (or additional Taxes or double taxation) and seeking any refund of Taxes paid or withheld, under any Applicable Law or regulation or treaty from time to time in force. DualityBio will provide Avenzo with any Tax forms or other documentation that may be reasonably necessary in order for Avenzo not to withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income Tax treaty. DualityBio shall provide to Avenzo at least [***] Business Days prior to the due date of the first payment under this Agreement an appropriate and properly completed Internal Revenue Service Form W-8BEN-E.

ARTICLE 11

CONFIDENTIALITY; PUBLICATION

11.1 Confidential Information. Except as expressly provided in this Agreement, each Party agrees that, during the Term and for [***] years thereafter (or, with respect to Confidential Information that is a trade secret of the Disclosing Party, until such trade secret no longer qualifies as a trade secret under Applicable Law), such Party (the “Receiving Party”) will keep confidential and will not publish or otherwise disclose and will not use for any purpose, other than as expressly provided for in this Agreement, any information furnished to it by or on behalf of the other Party (the “Disclosing Party”) pursuant to this Agreement or under the Confidentiality Agreement (“Confidential Information”), whether before or after the Effective Date, and whether in written, electronic, oral, visual, graphic or any other form. The Receiving Party may use Confidential Information only to the extent required to exercise its rights or perform its obligations under this Agreement. The Receiving Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own, but no less than reasonable care, to require that its and its Affiliates’ and sublicensees’ employees, agents, consultants, subcontractors and other representatives (“Representatives”) do not publish or disclose or make any unauthorized use of the Confidential Information of Disclosing Party. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information by the Receiving Party, its Affiliates or their respective Representatives. Notwithstanding any provision to the contrary set forth in this Agreement, the terms of this Agreement and the Joint Inventions will be deemed the Confidential Information of both Parties, and each Party will be deemed to be the Receiving Party and Disclosing Party with respect thereto. Notwithstanding the foregoing, Confidential Information will not include information that the Receiving Party can prove by competent evidence:

(a) was already known by the Receiving Party, other than under an obligation of confidentiality, prior to the time of receiving such information from the Disclosing Party, as evidenced by its pre-existing written records;

(b) is, as of the Effective Date, or thereafter becomes, generally known or available to the public, other than through any act or omission of the Receiving Party in breach of this Agreement;

(c) was subsequently lawfully disclosed to the Receiving Party on a non-confidential basis by a Third Party, as a matter of right (i.e., without breaching any obligation such Third Party may have to the Disclosing Party or any other Third Party); or

(d) is independently discovered or developed by the Receiving Party, independently of the activities undertaken by the Receiving Party pursuant to this Agreement and without the use of or reference to Confidential Information furnished by the Disclosing Party, as evidenced by the Receiving Party’s contemporaneously maintained written records.

11.2 Permitted Disclosures. Notwithstanding the provisions of Section 11.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or Prosecuting the Patents as permitted by this Agreement;

(b) exercising the Receiving Party’s rights under this Agreement or performing its obligations under this Agreement; provided that the Receiving Party uses efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own Confidential Information, but in no event less than reasonable efforts;

(c) to a Third Party in connection with a Securitization Transaction, provided that prior to the consummation of such Securitization Transaction, DualityBio may not disclose any of Avenzo’s Confidential Information to such Third Party other than the royalty reports contemplated under Section 10.4(d) and reasonably redacted Development Reports (provided that Avenzo shall have the right to approve the redacted form of such Development Report prior to DualityBio’s disclosure to such Third Party, such approval not to be unreasonably withheld), in each case solely to the extent reasonably necessary to enable such Third Party to evaluate the Securitization Transaction opportunity and to allow such Third Party to exercise its rights with respect to such Securitization Transaction (provided that such Third Party is bound by written confidentiality and non-use obligations no less restrictive than those set forth herein, but of a duration customary in confidentiality agreements entered into for a similar purpose; and provided further that if Avenzo is not a direct or third party beneficiary of the foregoing confidentiality and non-use obligations, DualityBio shall, at Avenzo’s request, with respect to actual breaches related to Avenzo’s Confidential Information, enforce, or, with respect to threatened breaches related to Avenzo’s Confidential Information, use reasonable efforts to enforce, such confidentiality and non-use obligations on Avenzo’s behalf);

(d) subject to Section 11.3(a), prosecuting or defending litigation as permitted by this Agreement;

(e) subject to Section 11.3(a), complying with a valid order of a court of competent jurisdiction or other Governmental Authority, or other judicial or administrative process, or if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law, in each case, other than disclosure of the terms of this Agreement to a Securities Regulator;

(f) subject to Section 11.3(b), disclosure of the terms of this Agreement to the securities regulators (including U.S. Securities and Exchange Commission and Securities & Futures Commission of Hong Kong) or any national or international securities exchange on which the Receiving Party’s securities are or are planned to be listed or traded (each, a “Securities Regulator”);

(g) disclosure in regulatory filings that the Receiving Party has the right to make under this Agreement, provided that the Receiving Party uses efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own Confidential Information, but in no event less than reasonable efforts;

(h) disclosure to the Receiving Party’s Affiliates and its and its Affiliates’ respective Representatives, and the Receiving Party’s Sublicensees (or, with respect to DualityBio, (sub)licensees), in each case, who have a need to know such information in order for such Receiving Party, its Affiliate or Sublicensee (or, with respect to DualityBio, (sub)licensee) to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, Representative or Sublicensee (or, with respect to DualityBio, (sub)licensees) agrees to be bound by terms of confidentiality and non-use at least as stringent as those set forth in this Article 11;

(i) with respect to DualityBio, disclose to any of DualityBio’s licensors under any Upstream License Agreements as necessary to comply with the terms thereof; provided, in each case, that any such licensor is bound by terms of confidentiality and non-use thereof; and

(j) disclosure of the existence and applicable terms of this Agreement and the status and results of the Exploitation of one or more Licensed Molecules or Licensed Products, in each case, to actual or bona fide potential investors, acquirers, licensees, Sublicensees, lenders, and other financial or commercial partners, and their respective attorneys, accountants, banks, investors, and advisors, solely for the purpose of evaluating or carrying out or performing an actual or potential investment, acquisition, license, sublicense, debt transaction, royalty financing, or collaboration; provided that, in each such case, on the condition that such Persons are bound by obligations of confidentiality, non-disclosure, and non-use obligations at least as restrictive or protective of the Parties as those set forth in this Agreement or otherwise customary for such type and scope of disclosure and that any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed.

11.3 Confidential Treatment.

(a) Generally. Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 11.2(c) or Section 11.2(e), it will, except where prohibited by Applicable Law or judicial or administrative process, (i) give reasonable advance notice to the Disclosing Party of such required disclosure, (ii) use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own Confidential Information, but in no event less than reasonable efforts and (iii) cooperate with any lawful efforts by the Disclosing Party, at the Disclosing Party’s request and expense, to contest such disclosure, to obtain a protective order for the Confidential Information required to be disclosed, or to secure other confidential treatment of such Confidential Information. In the event that no such protective order or other remedy is obtained, or the Disclosing Party waives compliance with certain terms of this Article 11, then the Receiving Party will furnish only that portion of Confidential Information that the Receiving Party is advised by legal counsel is legally required to be disclosed. Disclosure by the Receiving Party of Confidential Information in accordance with Section 11.2(c) or Section 11.2(e) will not, in and of itself, cause the information so disclosed to cease to be treated as Confidential Information under this Agreement, except to the extent that, by virtue of disclosure by the Receiving Party in full compliance with this Section 11.2, such information becomes generally known or available. In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder.

(b) Securities Filings. In the event the Receiving Party is required to make a disclosure of the terms of this Agreement to a Securities Regulator pursuant to Section 11.2(f), such Party will, within a reasonable time prior to any such filing (and to the extent possible at least [***] Business Days’ prior to any such filing), provide the other Party with a copy of this Agreement showing any provisions hereof as to which such Party proposes to request confidential treatment, will provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable comments into consideration before filing such copy of this Agreement and use reasonable efforts to have terms identified by such other Party afforded confidential treatment by the applicable regulatory agency; provided that each Party will ultimately retain control over what information to disclose to any Securities Regulator to the extent such Party determines, on the advice of legal counsel, that disclosure is reasonably necessary to comply with Applicable Law, and provided, further, that the Parties will use their reasonable efforts to file redacted versions of this Agreement with any Securities Regulator that are consistent with redacted versions previously filed with any other Securities Regulator(s).

11.4 Use of Names. Subject to Section 11.6, neither Party nor any of its Affiliates will mention or otherwise use the name, logo or trademark of the other Party or any of its Affiliates in any publication, press release, marketing and promotional material or other form of publicity in connection with this Agreement or activities hereunder without the prior written approval of such other Party; provided that such consent will not be required for a Party’s use of the other Party’s name and company logo to identify such other Party as a collaborator on such first Party’s website and in public presentations.

11.5 Publication of Licensed Product Information. Each Party recognizes that the publication, such as by public oral presentation, manuscript or abstract, of the results of Development activities, including Clinical Trials, with respect to the Licensed Products may be beneficial to both Parties provided such publications are subject to reasonable controls to protect Confidential Information of each Party. Accordingly, each Party will have the right to review and comment on any material proposed for publication or public oral or visual presentation by the other Party that includes Confidential Information of such Party. With respect to manuscripts, each Party will return such items as soon as practicable to the other Party with appropriate comments, if any, but in no event later than [***] Business Days from the date of delivery to such Party. With respect to public oral presentation materials, abstracts, and posters, each Party will make reasonable efforts to expedite review of such materials, abstracts, and posters, and will return such items as soon as practicable to the other Party with appropriate comments, if any, but in no event later than [***] days from the date of delivery to such Party. Each Party will comply with the other Party’s request to delete references to such other Party’s Confidential Information in any such material. In addition, if any such publication contains patentable subject matter, then at the non-publishing Party’s request, the publishing Party will either delete the patentable subject matter from such publication or delay any submission for publication or other public disclosure for a period of up to an additional [***] days so that appropriate Patent applications may be prepared and filed. Each Party shall coordinate with the other Party on the publication or presentation of any materials with respect to the Licensed Products by such Party prior to any such publication or presentation, and any such publications or presentations shall be subject to the other Party’s review and comment rights under this Section 11.5.

11.6 Public Announcements.

(a) The Parties have agreed upon the content of a joint press release that will be issued substantially in the form attached hereto as Exhibit 11.6, and the release of which the Parties will coordinate in order to accomplish the same promptly upon execution and delivery of this Agreement. Except as may be expressly permitted under Section 11.2, this Section 11.6 or Section 11.5, neither Party nor its Affiliates will make any public announcement concerning this Agreement, its subject matter or the transactions described herein without first obtaining the approval of the other Party and agreement upon the nature, text and timing of such announcement, which approval and agreement will not be unreasonably withheld or delayed. The Party desiring to make any such public announcement will provide the other Party with a written copy of the proposed announcement in reasonably sufficient time prior to public release to allow the other Party to comment upon such announcement prior to public release. In the case of press releases or other public communications required to be made by Applicable Law, judicial order or stock exchange or quotation system rule, the Party making such press release or public announcement will provide to the other Party a copy of the proposed press release or public announcement in written or electronic form upon such advance notice as is practicable under the circumstances for the purpose of allowing the notified Party to review and comment upon such press release or public announcement. Under such circumstances, the releasing Party will not be obligated to delay making any such press release or public communication beyond the time when the same is required to be made. Neither Party will be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party in accordance with the terms of this Agreement; provided that such information remains accurate and the most current information with respect to the applicable subject matter as of such time.

(b) Each Party may make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, provided that any such public statement or press release: (i) is not inconsistent with prior public disclosures or public statements made in accordance with Section 11.6(a) or as permitted by Section 11.3; and (ii) does not reveal (A) information regarding the terms of this Agreement that have not previously been disclosed in accordance with Section 11.6(a) or as permitted by Section 11.3 or (B) non-public information about the other Party.

11.7 Prior Non-Disclosure Agreements. Upon execution of this Agreement, the terms of this Article 11 will supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties, including the Confidentiality Agreement. Any information disclosed under such prior agreements by or on behalf of DualityBio will be deemed disclosed by DualityBio under this Agreement, and any information disclosed under such prior agreements by or on behalf of Avenzo will be deemed disclosed by Avenzo under this Agreement.

ARTICLE 12

REPRESENTATIONS, WARRANTIES, AND COVENANTS

12.1 Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

(a) it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder;

(b) (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms;

(c) it is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement;

(d) all consents, approvals and authorization from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with execution of this Agreement have been obtained;

(e) to its Knowledge, neither it nor any of its Affiliates, or its or its Affiliates’ directors, officers, employees, distributors, agents, representatives, sales intermediaries or other Third Parties acting on behalf of such Party or any of its Affiliates:

(i) has taken or will take any action in violation of any applicable anti-corruption law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.); or

(ii) has corruptly, offered, paid, given, promised to pay or give, or authorized or will corruptly, offer, pay give, promise to pay or give or authorize, the payment or gift of anything of value, directly or indirectly, to any Public Official, for the purposes of: (A) influencing any act or decision of any Public Official in his or her official capacity;

(B) inducing such Public Official to do or omit to do any act in violation of his or her lawful duty; (C) securing any improper advantage; or (D) inducing such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary or medical facilities) in obtaining or retaining any business whatsoever; and

(f) none of the officers, directors, employees, of such Party or of any of its Affiliates or to its Knowledge, agents acting on behalf of such Party or any of its Affiliates, in each case, that are employed or reside outside the U.S., are themselves Public Officials.

12.2 Additional Representations and Warranties of DualityBio. Except as otherwise provided in Exhibit 12.2, DualityBio represents and warrants to Avenzo that as of the Effective Date:

(a) except for any Patents and Know-How for which DualityBio obtained Control from a Third Party under an Existing Upstream License Agreement, DualityBio is the sole owner of the Licensed Technology and has the right under the Licensed Technology to grant all rights and licenses to Avenzo as purported to be granted pursuant to this Agreement;

(b) Exhibit 1.119 sets forth a complete and accurate list of all Licensed Patents and other than the Patents listed on Exhibit 1.119, DualityBio does not own or have rights under any Patents Covering any Licensed Molecule;

(c) Exhibit 1.67 sets forth all Existing Upstream License Agreements. The agreements set forth on Exhibit 1.67 are all contracts and agreements existing as of the Effective Date between DualityBio or any of its Affiliates and a Third Party pursuant to which DualityBio or any of its Affiliates obtains Control of any Licensed Technology from a Third Party. All Existing Upstream License Agreements are in full force and effect and none of DualityBio, its Affiliates or any Third Party that is a party to any Existing Upstream License Agreement is or has been in breach of, or sent or received notice alleging any breach of any Existing Upstream License Agreement.

(d) neither DualityBio nor any of its Affiliates has granted or agreed to grant any right or license to any Third Party that would conflict with the rights or licenses granted to Avenzo under this Agreement;

(e) DualityBio, its Affiliates, and its and their employees, and to DualityBio’s Knowledge, its and their consultants and contractors, in each case, involved in any activities related to any Licensed Molecules and Licensed Products are not, and have not been, debarred or disqualified by any Regulatory Authority as of the Effective Date, and have complied in all material respects with all Applicable Laws in connection with conducting all Development, Manufacturing, Commercialization and other Exploitation of the Licensed Molecules and Licensed Products;

(f) neither DualityBio nor any of its Affiliates has received any written notice or threat in writing from any Third Party asserting or alleging that any activities with respect to any Licensed Molecule or Licensed Product by or on behalf of DualityBio or its Affiliates prior to the Effective Date infringed, misappropriated, or otherwise violated any intellectual property rights of such Third Party;

(g) to its Knowledge, the conduct of the Research Activities as contemplated as of the Effective Date will not infringe any Patents or misappropriate any Know-How or other intellectual property rights of any Third Party;

(h) no claim or action has been brought against DualityBio or any of its Affiliates or, to DualityBio’s Knowledge, threatened in writing to DualityBio or any of its Affiliates, by any Third Party relating to any of the Licensed Technology; and, to DualityBio’s Knowledge, no interference, opposition, cancellation or other protest proceeding has been filed against a Licensed Patent;

(i) during the period beginning August 30, 2024, DualityBio has not and has not caused any representative to, directly or indirectly, (i) take any action to encourage, solicit, initiate, facilitate or enter into any transaction or alternative proposal for any Licensed Molecule or Licensed Product other than as described herein or (ii) respond to, continue, initiate or engage in discussions or negotiations concerning any such alternative proposal with, or disclose in connection with any alternative proposal, any nonpublic information relating to any Licensed Molecule or Licensed Product to any person, corporation, partnership, limited liability company or other entity (except Avenzo and its representatives); and

(j) DualityBio has provided to Avenzo all material documentation, data, and information under its control requested by Avenzo related to the Licensed Molecules and Licensed Products. All information and data provided by or on behalf of DualityBio to Avenzo regarding the Licensed Molecules and Licensed Products on or before the Effective Date in contemplation of this Agreement or the transactions contemplated hereby was and is as of the Effective Date, to the Knowledge of DualityBio, accurate in all material respects, and, to the Knowledge of DualityBio, DualityBio has not failed to disclose any material information or data known to DualityBio that could reasonably be expected to cause the information and data that has been disclosed by DualityBio to Avenzo to be misleading in any material respect.

12.3 Additional Representations and Warranties of Avenzo. Avenzo represents and warrants to DualityBio that as of the Effective Date:

(a) there are no legal claims, judgments or settlements against or owed by Avenzo or its Affiliates, or pending or, to Avenzo’s or its Affiliates’ knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations, including under any Anti-Corruption Laws; and

(b) Avenzo, its Affiliates, and its and their employees, and to Avenzo’s knowledge, its and their consultants and contractors, that would be involved in its activities hereunder with respect to any Licensed Molecule or Licensed Product are not, and have not been, debarred or disqualified by any Regulatory Authority.

12.4 Covenants.

(a) Each Party covenants to the other Party that in the course of performing its obligations or exercising its rights under this Agreement, it will, and will cause its Affiliates, and Sublicensees to, comply with the terms of this Agreement, all Applicable Laws, including as applicable, cGMP, GCP, GLP, and GSP standards, and will not employ or engage any party who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

(b) DualityBio or its Affiliates will retain Control during the Term of all (i) Licensed Technology and Greater China Technology that is Controlled by DualityBio or any of its Affiliates as of the Effective Date, and (ii) any DualityBio-owned Sole Inventions and Joint Inventions that, if Controlled by DualityBio or its Affiliates, would be included in the definition of Licensed Technology or Greater China Technology, as applicable.

(c) DualityBio will not enter into any agreement with any Third Party that is in conflict with the rights granted to Avenzo under this Agreement and will not take any action that would prevent it from granting the rights granted to Avenzo under this Agreement or that would otherwise conflict with or adversely affect the rights granted to Avenzo under this Agreement.

(d) DualityBio covenants to Avenzo that (i) it will not, and it will cause its Affiliates to not, terminate, cause the termination of or amend any Upstream License Agreement in a manner that would adversely affect Avenzo’s rights under this Agreement or increase Avenzo’s obligations under this Agreement, and (ii) it will, and will cause its Affiliates to, maintain in full force and effect and in good standing all Upstream License Agreements.

(e) Compliance with Anti-Corruption Laws. Each Party hereby covenants to the other Party that:

(i) it will not, in the performance of this Agreement, perform any actions that are prohibited by local and other anti-corruption laws (including the provisions of the U.S. Foreign Corrupt Practices Act, the U.K. Anti-Bribery Law, and the Anti-Corruption Act of Mainland China, collectively “Anti-Corruption Laws”) to the extent applicable to such Party to this Agreement;

(ii) it will not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws;

(iii) it will, on request by the other Party, verify in writing that to such Party’s knowledge, there have been no violations of Anti-Corruption Laws by such Party or persons employed by or subcontractors used by such Party in the performance of this Agreement, or will provide details of any exception to the foregoing; and

(iv) it will maintain records (financial and otherwise) and supporting documentation related to the subject matter of this Agreement in order to document or verify compliance with the provisions of this Section 12.4(e), and upon request of the other Party, upon reasonable advance notice, will provide a Third Party auditor mutually acceptable to the Parties with access to such records for purposes of verifying compliance with the provisions of this Section 12.4(e). Acceptance of a proposed Third Party auditor may not be unreasonably withheld or delayed by either Party. It is expressly agreed that the costs related to the Third Party auditor will be fully paid by the Party requesting the audit, and that any auditing activities may not unduly interfere with the normal business operations of Party subject to such auditing activities. The audited Party may require the Third Party auditor to enter into a reasonable confidentiality agreement in connection with such an audit.

(f) Compliance with Export Control Laws. Each Party hereby covenants to the other Party that:

(i) it will conduct its activities under this Agreement in compliance with applicable export controls and trade and economic sanctions laws and regulations (collectively, “Export Controls”);

(ii) it shall not, directly or indirectly, export, reexport, transfer, divert, or release any materials, technology, or software (each an “item”) to any prohibited country, territory, entity, individual, or for any prohibited end-use, unless authorized pursuant to Export Controls; and

(iii) Avenzo has the right to terminate this Agreement effective immediately in the event that DualityBio becomes a party with whom Avenzo is prohibited from dealing pursuant to Export Controls or Avenzo otherwise reasonably determines that its obligations to comply with Export Controls preclude performance.

12.5 NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 13

INDEMNIFICATION

13.1 By Avenzo. Avenzo will indemnify, defend and hold harmless DualityBio and its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “DualityBio Indemnitee(s)”), from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (individually and collectively, “Losses”) incurred by them in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Claims”) arising after the Effective Date to the extent arising from any of the following, as applicable: (a) the Exploitation of any Licensed Molecule or Licensed Product by or under the authority of Avenzo (other than by or on behalf of DualityBio for or on behalf of Avenzo), except to the extent such Claim arises from [***], which in such event Section 13.4 will control, (b) the gross negligence or willful or intentional misconduct of Avenzo or any of its Affiliates, Sublicensees or any other Avenzo Indemnitee, or (c) Avenzo’s breach of this Agreement, including any of its representations, warranties, or covenants hereunder; in each case (a) through (c), except to the extent such Losses arise from, are based on, or result from any activity or occurrence for which DualityBio is obligated to indemnify the Avenzo Indemnitees pursuant to Section 13.2.

13.2 By DualityBio. Subject to Section 13.4, DualityBio will indemnify, defend and hold harmless Avenzo and its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “Avenzo Indemnitee(s)”), from and against all Losses incurred by them in connection with any Claims to the extent arising from any of the following, as applicable: (a) the Exploitation of any Licensed Molecule or Licensed Product by or under the authority of DualityBio (other than by or on behalf of Avenzo for or on behalf of DualityBio), (b) the gross negligence or willful or intentional misconduct of DualityBio or any of its Affiliates, Sublicensees (other than Avenzo), sublicensees or other DualityBio Indemnitee, or (c) DualityBio’s breach of this Agreement, including any of its representations, warranties, or covenants hereunder; in each case (a) through (c) above, except to the extent such Losses arise from, are based on, or result from any activity or occurrence for which Avenzo is obligated to indemnify the DualityBio Indemnitees pursuant to Section 13.1.

13.3 Procedure. A Party that intends to claim indemnification under Section 13.1 or Section 13.2, as applicable (the “Indemnitee”) with respect to any Claim will: (a) notify the other Party (the “Indemnitor”) in writing of such Claim as soon as reasonably practicable after it receives notice of such Claim (it being understood that the Indemnitee’s failure to deliver written notice of such Claim to the Indemnitor within a reasonable time after the Indemnitee receives notice of such Claim, will relieve the Indemnitor of its indemnification obligations under Section 13.1 or Section 13.2, as applicable, with respect to such Claim only to the extent such failure is prejudicial to the Indemnitor’s ability to defend such Claim); (b) permit the Indemnitor to assume direction and control of the defense of the Claim (including the right to settle the claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnitee; and (c) cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of the Claim, as requested by the Indemnitor (at the expense of the Indemnitor). If the Indemnitor does not assume control of such defense within [***] Business Days after receiving notice of the Claim from the Indemnitee, then the Indemnitee will control such defense and, without limiting the Indemnitor’s indemnification obligations, the Indemnitor will reimburse the Indemnitee for all documented costs, including reasonable attorney fees, incurred by the Indemnitee in defending itself within [***] days after receipt of any invoice therefor from the Indemnitee. The Party not controlling such defense may participate therein at its own expense and with counsel of its choice unless (i) the Indemnitor and the Indemnitee have agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnitor and the Indemnitee and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in either case of (i) or (ii), the Indemnitor shall be responsible for such expense. The Party controlling such defense will keep the other Party advised of the status of such Claim and the defense thereof and will consider recommendations made by the other Party with respect thereto. The Indemnitee will not agree to any settlement of such Claim without the prior written consent of the Indemnitor, which will not be unreasonably withheld, delayed or conditioned. The Indemnitor will not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnitee from all liability with respect thereto, that imposes any liability or obligation on the Indemnitee or that acknowledges fault by the Indemnitee; in each case, without the prior written consent of the Indemnitee.

13.4 Special Indemnity.

(a) Without limiting any of its obligations to indemnify the Avenzo Indemnitees pursuant to Section 13.2, DualityBio will indemnify, defend and hold harmless the Avenzo Indemnitees from and against (i) any and all Losses (including court and arbitration costs and reasonable attorneys’ fees), and (ii) any judicial or arbitration damage awards and any settlement payments (whether in the form of flat payments, license fees, royalties, or any other form), in each case ((i) and (ii)) which are incurred in connection with any claims, demands, actions or other proceedings by any Third Party and imposed on, sustained, paid by, incurred or suffered by or asserted against any of the Avenzo Indemnitees arising out of [***] (any such Claim, a “[***]”).

(b) If a [***] is made against any Avenzo Indemnitee, Avenzo will promptly notify DualityBio in writing, provided that failure by Avenzo to provide prompt notice of a [***] shall not relieve DualityBio of its obligations under this Section 13.4, except to the extent that DualityBio is materially prejudiced by such failure. Such Avenzo Indemnitee shall elect either to have (i) DualityBio assume the control of the defense thereof (a “DualityBio Controlled Suit”) or (ii) Avenzo assume control of the defense (an “Avenzo Controlled Suit”). In the case of either a DualityBio Controlled Suit or an Avenzo Controlled Suit, the Party controlling the lawsuit will [***].

(c) In the case of an Avenzo Controlled Suit, DualityBio will provide Avenzo with (i) sole control and authority over the defense and settlement of the [***] against such Avenzo Indemnitee; and (ii) all available information and reasonable assistance necessary to settle and/or defend any such [***], at DualityBio’s expense. DualityBio may, at its own expense, have its own additional counsel present at all proceedings or negotiations relating to a [***].

(d) In the case of a DualityBio Controlled Suit, Avenzo will provide DualityBio with (i) sole control and authority over the defense of the [***] against any Avenzo Indemnitee; (ii) DualityBio and Avenzo shall have joint control and authority over the settlement of such Claim; and (iii) Avenzo will provide DualityBio all available information and reasonable assistance necessary to settle and/or defend any such [***].

13.5 Insurance. Each Party, at its own expense, will obtain and maintain, during the Term and for [***] years thereafter, reasonable insurance, including commercial general liability insurance, worker’s compensation insurance and product liability insurance, at levels adequate to cover its obligations hereunder and consistent with industry standards. Each Party will furnish to the other Party on request certificates issued by the insurance company setting forth the amount of the liability insurance (or evidence of self-insurance). It is understood that such insurance will not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 13 or otherwise.

13.6 LIMITATION OF LIABILITY. SUBJECT TO AND WITHOUT LIMITING (A) AMOUNTS PAID TO THIRD PARTIES IN CONNECTION WITH THE INDEMNIFICATION OBLIGATIONS OF EACH PARTY WITH RESPECT TO CLAIMS UNDER SECTION 13.1 OR SECTION 13.2, (B) LIABILITY AS A RESULT OF A BREACH OF ARTICLE 11, OR (C) LIABILITY FOR BREACH OF COVENANTS UNDER SECTION 3.6, NEITHER PARTY OR ANY OF ITS AFFILIATES WILL BE LIABLE TO THE OTHER PARTY UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, MULTIPLIED OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS (EVEN IF DEEMED DIRECT DAMAGES) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

ARTICLE 14

INTELLECTUAL PROPERTY

14.1 Ownership.

(a) As between the Parties, each Party will retain all rights, title, and interests in and to all Know-How, Patents, and other intellectual property rights Controlled by such Party as of the Effective Date or that come into the Control of such Party outside of the performance of activities under this Agreement. Without limiting the foregoing, as between the Parties, DualityBio and its Affiliates will remain the sole and exclusive owner of all Licensed Technology and Greater China Technology.

(b) [***].

14.2 Disclosure of Inventions. Each Party will promptly disclose to the other Party all Inventions under this Agreement, including all invention disclosure or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating to such Inventions, and will also promptly respond to reasonable requests from the other Party for additional information relating to such Inventions. Each Party shall (and shall cause all its Affiliates to) cause all of its employees, agents or independent contractors who perform activities for such Party under this Agreement to be under an obligation to assign to such Party (or its Affiliates) their rights in and to any Inventions. Each Party shall, and does hereby, assign, and shall cause its Affiliates to assign, to the other Party, without additional compensation, such right, title, and interest in and to any Inventions, as well as any intellectual property rights with respect thereto, as is necessary to fully effect, (a) the sole ownership provided for in Section 14.1(b) and (b) the joint ownership provided for in Section 14.1(b).

14.3 Prosecution.

(a) Avenzo Controlled Patents. As between the Parties, Avenzo shall have the first right, but not the obligation, to Prosecute all (i) Joint Patents in the Avenzo Territory and (ii) [***] in the Avenzo Territory (collectively, the “Avenzo Controlled Patents”) using counsel of Avenzo’s choice and at Avenzo’s sole cost and expense. Avenzo will (A) keep DualityBio reasonably informed of all progress with regard to the Prosecution of the Avenzo Controlled Patents; (B) provide to DualityBio copies of all material patent office submissions and correspondence with respect to the Avenzo Controlled Patents; and (C) provide DualityBio a reasonable opportunity to comment thereon, and Avenzo will consider incorporating any timely comments in good faith.

(b) DualityBio Step-in Rights. In the event that Avenzo intends to abandon or cease the Prosecution of any Avenzo Controlled Patent, Avenzo will provide reasonable prior written notice to DualityBio of such intention to abandon or cease such Prosecution (which notice will be given no later than [***] days prior to the next deadline for any action that must be taken with respect to any such Avenzo Controlled Patent in the relevant patent office). In such case, at DualityBio’s request, DualityBio shall have the right, but not the obligation, to assume responsibility for Prosecution of such Avenzo Controlled Patent. Upon such assumption, DualityBio shall control the Prosecution of such Avenzo Controlled Patent subject to the same terms and conditions set forth in this Section 14.3(a) as applicable to Avenzo, using counsel of DualityBio’s choice at its cost and expense.

(c) DualityBio Controlled Patents. As between the Parties, DualityBio shall have the [***] right, but not the obligation, to Prosecute all (i) Joint Patents in the DualityBio Territory and (ii) [***] (collectively, the “DualityBio Controlled Patents”) using counsel of DualityBio’s choice and at DualityBio’s sole cost and expense. In addition, as between the Parties, DualityBio shall have the [***] right, but not the obligation, to Prosecute all [***] and Greater China Patents (other than Joint Patents) using counsel of DualityBio’s choice and at DualityBio’s sole cost and expense. DualityBio will (A) consult with Avenzo as to the Prosecution of the DualityBio Controlled Patents and [***] and will keep Avenzo reasonably informed of progress with regard to the Prosecution of such DualityBio Controlled Patents and [***]; (B) provide to Avenzo copies of all material patent office submissions and correspondence with respect to the DualityBio Controlled Patents and [***]; and (C) provide Avenzo a reasonable opportunity to comment thereon, and DualityBio will consider incorporating any timely comments in good faith. In addition, during the Term, DualityBio shall not [***].

(d) Avenzo Step-in Rights. In the event that DualityBio (or in the event that DualityBio grants a Third Party (sub)licensee the first right to control Prosecution with respect to [***], such Third Party (sub)licensee) intends to abandon or cease the Prosecution of any DualityBio Controlled Patent, DualityBio will provide reasonable prior written notice to Avenzo of such intention to abandon or cease such Prosecution (which notice will be given no later than [***] days prior to the next deadline for any action that must be taken with respect to any such DualityBio Controlled Patents). In such case, at Avenzo’s request and [***], Avenzo shall have the right, but not the obligation, to assume responsibility for Prosecution of such DualityBio Controlled Patent in the applicable region. Upon such assumption and to the extent permitted under the applicable Upstream License Agreements as of the Effective Date, Avenzo shall control the Prosecution of such DualityBio Controlled Patent in such region subject to the same terms and conditions set forth in this Section 14.3(d) as applicable to DualityBio, using counsel of Avenzo’s choice at its cost and expense.

(e) Cooperation. Each Party will cooperate with the other Party in connection with all activities relating to the Prosecution of the Licensed Patents, Joint Patents and Greater China Patents undertaken by such other Party pursuant to this Section 14.3, including: (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to effectuate the ownership of Inventions set forth in Section 14.1, and Patents claiming such Inventions, and to enable the other Party to Prosecute the Licensed Patents, Joint Patents or Greater China Patents as permitted by this Section 14.3; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may materially affect the Prosecution of any Licensed Patent, Joint Patent or Greater China Patent. Each Party will also promptly provide to the other Party all information reasonably requested by such other Party with regard to such Party’s activities pursuant to this Section 14.3.

14.4 Defense of Third Party Infringement Claims. If any Licensed Product or a Party becomes the subject of a Third Party’s claim or assertion of infringement of the Patents of such Third Party relating to the Exploitation of any Licensed Molecule or Licensed Product in the Field (each, a “Third Party Infringement Claim”), the Party first becoming aware of the Third Party Infringement Claim will promptly notify the other Party in writing. [***].

14.5 Enforcement.

(a) Notice. Each Party will promptly notify the other Party in writing of any alleged or threatened infringement of any Licensed Patent, Greater China Patent or Joint Patent in the Field of which it becomes aware or of any action or threatened action seeking a declaratory judgment of non-infringement of a Licensed Patent, Greater China Patent or Joint Patent of which it becomes aware (“Infringement”).

(b) Avenzo Controlled Patents.

(i) As between the Parties, Avenzo will have the first right, but not the obligation, to bring and control any other action or proceeding regarding (A) any alleged or threatened Infringement or claim of invalidity or unenforceability of any Avenzo Controlled Patent, or to defend against any challenge to any of the foregoing, and (B) any alleged or threatened Infringement of any [***] by a Third Party arising from the exploitation of any Competing Product in the Field in the Avenzo Territory (a “Competitive Infringement”), in each case of (A) and (B) at its own expense and by counsel of its own choice, provided that with respect to any [***], (x) Avenzo shall not [***] without DualityBio’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), but solely to the extent such consent is required under the applicable Upstream License Agreements and (y) Avenzo will consider in good faith DualityBio’s comments with respect to the enforcement strategy for such [***] and will incorporate DualityBio’s reasonable comments with respect thereto in good faith. Avenzo will keep DualityBio reasonably informed of the status and progress of such action or proceeding. In addition, Avenzo shall provide DualityBio with drafts of all material papers to be filed with the court or patent office, as applicable, in connection with such action or proceeding to the extent permitted by Applicable Law or any protective or confidentiality order entered by such court or patent office (excluding any information that is confidential to a Third Party), and shall consider in good faith all timely reasonable comments thereto by DualityBio before filing such papers. DualityBio shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense.

(ii) If (A) Avenzo elects not to commence an action or proceeding that Avenzo has the first right to bring and control pursuant to Section 14.5(b)(i), or settle or otherwise secure the abatement of such Infringement, or (B) Avenzo fails to commence any such action or proceeding pursuant to Section 14.5(b)(i) within (1) [***] days following a written request by DualityBio to do so, or (2) [***] days before the time limit, if any, set forth in the Applicable Laws for the filing of such action or proceeding, whichever comes first, then DualityBio will have the right to bring and control any such action or proceeding, at its own expense and by counsel of its own choice, and Avenzo will have the right, at its own expense, to be represented in any such action by counsel of its own choice. In such event and to the extent time permits, promptly after Avenzo’s notice to DualityBio that it does not elect to enforce such Avenzo Controlled Patent or to defend against such challenge or commence any such action or proceeding, or to enforce such [***] in connection with a Competitive Infringement, the Parties shall meet to discuss in good faith [***], or enforcing such [***] in connection with a Competitive Infringement. DualityBio will keep Avenzo reasonably informed of the status and progress of such action or proceeding. In addition, DualityBio shall provide Avenzo with drafts of all material papers to be filed with the court or patent office (excluding any information that is confidential to a Third Party), as applicable, to the extent permitted by Applicable Law or any protective or confidentiality order entered by such court or patent office, and shall consider in good faith all timely reasonable comments thereto by Avenzo before filing such papers. Avenzo shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense.

(c) DualityBio Controlled Patents, Licensed Platform Patents and Greater China Patents.

(i) As between the Parties, unless the Parties otherwise agree, DualityBio shall have the sole right, but not the obligation, to bring and control any other action or proceeding regarding (A) alleged or threatened Infringement or claim of invalidity or unenforceability of any Greater China Patent (other than Joint Patents) or Linker-Payload Patent, or to defend against any challenge to any of the foregoing, and (B) any alleged or threatened Infringement worldwide other than a Competitive Infringement or claim of invalidity or unenforceability of any [***] in the Avenzo Territory, or to defend against any challenge to any of the foregoing, in each case of (A) and (B), at its own expense and by counsel of its own choice, provided that with respect to [***], DualityBio will consider in good faith Avenzo’s comments with respect to the enforcement strategy for such [***] and will incorporate Avenzo’s reasonable comments with respect thereto in good faith. DualityBio will keep Avenzo reasonably informed of the status and progress of such action or proceeding. In addition, DualityBio shall provide Avenzo with drafts of all material papers to be filed with the court or patent office in the Avenzo Territory, as applicable, in connection with such action or proceeding to the extent permitted by Applicable Law or any protective or confidentiality order entered by such court or patent office or Third Party confidentiality obligations, and shall consider in good faith all timely reasonable comments thereto by Avenzo before filing such papers. Avenzo shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense.

(ii) As between the Parties, DualityBio will have the first right, but not the obligation, to bring and control any other action or proceeding regarding any alleged or threatened Infringement or claim of invalidity or unenforceability of any Joint Patent in the DualityBio Territory, or to defend against any challenge to any of the foregoing, at its own expense and by counsel of its own choice. DualityBio will keep Avenzo reasonably informed of the status and progress of such action or proceeding. In addition, DualityBio shall provide Avenzo with drafts of all material papers to be filed with the court or patent office, as applicable, in connection with such action or proceeding to the extent permitted by Applicable Law or any protective or confidentiality order entered by such court or patent office (excluding any information that is confidential to a Third Party), and shall consider in good faith all timely reasonable comments thereto by Avenzo before filing such papers. Avenzo shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense.

(iii) If (A) DualityBio elects not to commence an action or proceeding that DualityBio has the first right to bring and control pursuant to Section 14.5(c)(ii), or settle or otherwise secure the abatement of such Infringement, or (B) DualityBio fails to commence any such action or proceeding pursuant to Section 14.5(c)(ii) within (1) [***] days following a written request by Avenzo to do so, or (2) [***] days before the time limit, if any, set forth in the Applicable Laws for the filing of such action or proceeding, whichever comes first, then Avenzo will have the right to bring and control any such action or proceeding, at its own expense and by counsel of its own choice, and DualityBio will have the right, at its own expense, to be represented in any such action by counsel of its own choice. In such event and to the extent time permits, promptly after DualityBio’s notice to Avenzo that it does not elect to enforce such Joint Patent in the DualityBio Territory or to defend against such challenge or commence any such action or proceeding, the Parties shall meet to discuss in good faith [***]. Avenzo will keep DualityBio reasonably informed of the status and progress of such action or proceeding. In addition, Avenzo shall provide DualityBio with drafts of all material papers to be filed with the court or patent office (excluding any information that is confidential to a Third Party), as applicable, to the extent permitted by Applicable Law or any protective or confidentiality order entered by such court or patent office, and shall consider in good faith all timely reasonable comments thereto by DualityBio before filing such papers. DualityBio shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense.

(d) Cooperation. In the event a Party brings an infringement action in accordance with this Section 14.5, the other Party will cooperate fully, at the enforcing Party’s request and expense, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. The enforcing Party will not enter into any settlement or compromise of any action under this Section 14.5: (i) in a manner that would diminish the rights or interests of the other Party with respect to the Licensed Products without the written consent of such other Party, which will not be unreasonably withheld, conditioned or delayed; (ii) that would impose any cost or liability on the other Party without the written consent of such other Party; or (iii) that would admit the invalidity or unenforceability of any Patent that is Controlled by the other Party, without such other Party’s prior written consent, which may be withheld in such other Party’s sole discretion.

(e) Recoveries. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery as a result of any action or proceeding pursuant to Section 14.5(b), whether by way of settlement or otherwise, will first be used first to reimburse the enforcing Party for its documented, Out-of-Pocket Costs (including court, attorneys’ and professional fees) incurred in connection with such action or proceeding, and then to reimburse the other Party for its documented, Out-of-Pocket Costs (including court, attorneys’ and professional fees) incurred in connection with such action or proceeding (to the extent not previously reimbursed by the enforcing Party), and any remainder of the recovery after reimbursement of the litigation costs and expenses of the Parties, will be shared with the enforcing Party receiving [***]% of such remainder and the other Party receiving [***]% of such remainder.

14.6 Patent Marking. Each Party will mark (or cause to be marked) the Licensed Products marketed and sold in such Party’s respective territory hereunder with appropriate Patent numbers or indicia to the extent required by Applicable Law.

14.7 Patent Listing. Each Party shall have the sole and exclusive right to make all patent listings (such as the FDA Orange Book, Purple Book and any foreign equivalent) of any Licensed Product Patent or Joint Patent with respect to any Licensed Product in its territory.

14.8 Upstream License Agreements.

(a) If either Party reasonably determines that it is necessary to obtain a license for or otherwise acquire any Patents or Know-How from one or more Third Parties in order to Exploit the Licensed Molecules or Licensed Products in the Avenzo Territory or DualityBio Territory in accordance with the licenses granted under Article 3, excluding any Existing Upstream License Agreement (and the Patents or Know-How licensed thereunder) (each, a “Third Party Agreement”), it shall promptly notify the other Party. As between the Parties, [***] .

(b) With respect to any such Third Party Agreement [***].

ARTICLE 15

TERM AND TERMINATION

15.1 Term and Expiration.

(a) Term. The term of this Agreement will be effective as of the Effective Date, and will continue in effect until the expiration of the last Royalty Term with respect to Licensed Products in any country in the Avenzo Territory (the “Term”).

(b) Effect of Expiration of Royalty Term. On a Licensed Product-by-Licensed Product and country-by-country basis, upon the expiration of the Royalty Term for such Licensed Product in a given country in the Avenzo Territory, the licenses granted by DualityBio to Avenzo under Section 3.1 of this Agreement in such country with respect to such Licensed Product will become fully paid-up, perpetual, irrevocable, sublicensable (through multiple tiers) and royalty-free.

15.2 Termination for Mutual Agreement. This Agreement may be terminated by the Parties’ mutual written agreement.

15.3 Termination for Convenience. Avenzo has the right to terminate this Agreement in its entirety or on a Licensed Product-by-Licensed Product or country-by-country basis for any or no reason upon [***] days’ prior written notice to DualityBio.

15.4 Termination for Material Breach.

(a) This Agreement may be terminated by a Party at any time during the Term (i) on a Licensed Product-by-Licensed Product or country-by-country basis if the other Party is in material breach of this Agreement with respect to such Licensed Product or country, or (ii) in its entirety if the other Party is in material breach of this Agreement with respect to all Licensed Products and countries in the Avenzo Territory, or if such material breach does not relate specifically to any Licensed Product or country, in any such case in clause (i) or (ii), upon [***] days’ (or [***] days’ with respect to any payment breach) written notice identifying the material breach in reasonable detail (“Breach Notice”), and, (A) if such breach is curable, such breach has not been cured within [***] days (or [***] days with respect to any payment breach) of such Breach Notice (“Cure Period”), or (B) if such breach is curable but is not capable of cure within the Cure Period, the alleged breaching Party fails to deliver to the non-breaching Party within the Cure Period a written plan that is reasonably calculated to resolve such material breach within a specified period (not to exceed [***] months from receipt of the Breach Notice) and does not cure such material breach within the period specified in such plan.

(b) If the alleged breaching Party reasonably and in good faith disagrees as to whether there has been a material breach of this Agreement, and such allegedly breaching Party provides the other Party with written notice of such Dispute and initiates the dispute resolution process in accordance with Article 16, in each case, within [***] Business Days following receipt of the Breach Notice, then (i) the other Party will not have the right to terminate under Section 15.4(a) unless and until it has been determined, in accordance with Article 16, that the allegedly breaching Party has materially breached this Agreement, (ii) during the pendency of such a Dispute, the relevant Cure Period with respect to such alleged material breach will be tolled from the date the allegedly breaching Party provides the other Party with notice of such Dispute until the resolution of such Dispute in accordance with Article 16, provided that for any Dispute regarding payment, such tolling of the Cure Period will only apply with respect to the payment of the disputed amounts and not with respect to any undisputed amounts, and (iii) all of the terms and conditions of this Agreement will remain in effect, and the Parties will continue to perform all of their respective obligations under this Agreement.

15.5 Termination for Insolvency. Each Party has the right to terminate this Agreement in its entirety upon delivery of written notice to the other Party in the event that (a) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization under the Chapter 7 of the United States of Bankruptcy Code or other similar Applicable Law or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (b) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [***] days of its filing, or (c) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

15.6 Termination for Patent Challenge. To the maximum extent permissible under the applicable Law, DualityBio may terminate this Agreement by providing [***] days’ prior written notice of termination to Avenzo if Avenzo or its Affiliates or Sublicensees (directly or indirectly) contests the validity or enforceability of any Licensed Patent or Greater China Patent anywhere in the world in any court, tribunal, arbitration proceeding or other proceeding, including the U.S.

Patent and Trademark Office and the U.S. International Trade Commission (a “Patent Challenge”), unless Avenzo or its applicable Affiliate or Sublicensee withdraws, cancels or otherwise terminates such Patent Challenge within [***] days following DualityBio’s notice; provided that Avenzo shall be deemed to have fulfilled its obligation to “withdraw, cancel or otherwise terminate” such Patent Challenge within such [***]-day period if Avenzo terminates the applicable sublicense agreement within such [***]-day period. Notwithstanding the foregoing, DualityBio will not have the right to terminate this Agreement if [***]. For clarity, [***] shall not constitute “Patent Challenges” hereunder.

15.7 Effects of Termination. Upon the termination (but not expiration) of this Agreement in its entirety or with respect to one or more Terminated Products and Terminated Territories (in which case, references to termination shall apply only to such Terminated Products or Terminated Territories) for any reason, the provisions of this Section 15.7 will apply. All rights and licenses granted by either Party to the other Party herein will immediately terminate and all such rights will revert back to the granting Party, and all sublicenses of such rights and licenses will also terminate, except as provided in this Section 15.7. In addition to the foregoing:

(a) Reversion License. Upon any termination of this Agreement (in whole or in part) other than by Avenzo pursuant to Section 15.4, as of the effective date of termination and subject to Section 15.7(b), Avenzo will and hereby does grant to DualityBio and its Affiliates an exclusive and sublicensable (through multiple tiers) license under the Grant-Back Technology solely to Exploit the applicable Terminated Product(s) in the applicable Terminated Territory(ies) (the “Reversion License”), which license is exercisable only upon such effective date of termination and is subject to [***].

(b) Reversion Terms. Upon any termination of this Agreement (in whole or in part) other than by Avenzo pursuant to Section 15.4, the Parties will negotiate in good faith for a period of [***] days following the effective date of such termination to agree on commercially reasonable financial terms for the Reversion License granted to DualityBio under Section 15.7(a) and the [***] set forth below (the “Reversion Terms”). In determining the amount of such Reversion Terms payable by DualityBio to Avenzo, the Parties will take into account, among other things, [***].

In connection with the Reversion License, Avenzo shall, subject to Section 15.7(e), [***]. If the Parties are unable to agree on the applicable Reversion Terms within [***] days after the effective date of termination, then either Party may refer such matter for resolution pursuant to Exhibit 15.7(b).

(c) Inventory. [***].

(d) Sublicenses. As of the effective date of termination, all sublicenses (including through multiple tiers) then in effect held by any Sublicensee who is in good standing under its applicable sublicense agreement shall, unless terminated by the Sublicensee, remain in effect and automatically become a direct license under the Licensed Technology granted by DualityBio that is the same scope as the sublicense granted by Avenzo on the same terms and conditions set forth in this Agreement.

(e) Costs. Any costs incurred by Avenzo or its Affiliates in connection with the transition assistance provided or actions taken by Avenzo or its Affiliates under this Section 15.7 shall be at [***] if this Agreement is terminated [***] or at [***] if this Agreement is terminated for any other reasons.

(f) Return of Confidential Information. Upon termination of this Agreement in its entirety, at the Disclosing Party’s election, the Receiving Party will return (at Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party that are in the Receiving Party’s or its Affiliates’ or Sublicensees’ possession or control and provide written certification of such destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the Receiving Party has the continuing right to use the Confidential Information under this Agreement); provided that the Receiving Party may retain one copy of such Confidential Information for its legal archives. Notwithstanding anything herein to the contrary, the Receiving Party will not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

15.8 Other Remedies. Termination or expiration of this Agreement for any reason will not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

15.9 Survival. Termination or expiration of this Agreement will not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. The following provisions will survive the termination or expiration of this Agreement for any reason: Articles 1, 10 (solely to the extent accrued but not paid), 11, 13, 16, 17, and Section 6.5, 7.8 (solely in the event of expiration but not termination of this Agreement), 12.5, 14.1, 14.2 (other than the first sentence), 15.1, 15.7, 15.8 and this Section 15.9.

ARTICLE 16

DISPUTE RESOLUTION

16.1 General. Except for any matter (a) subject to resolution by “baseball style” arbitration in accordance with Exhibit 15.7(b) or (b) for which this Agreement assigns decision-making to the Parties or requires the consent of one or both of the Parties (the “Excluded Matters”), the Parties agree that any claim, dispute or controversy between the Parties or any of their Affiliates arising from, relating to or in connection with this Agreement, including with respect to its formation, applicability, breach, termination, enforcement, interpretation or validity (a “Dispute”), will be resolved in accordance with this Article 16.

16.2 Continuance of Rights and Obligations during Pendency of Dispute Resolution. During the pendency of any Dispute referred to dispute resolution in accordance with this Article 16, including a dispute related to the termination of this Agreement, all rights and obligations of the Parties will continue until such time as any Dispute has been resolved in accordance with the provisions of this Article 16.

16.3 Escalation. Either Party, through the delivery of written notice, may refer any Dispute to the Senior Executives for attempted resolution. In the event the Senior Executives are unable to resolve such Dispute within [***] days following the delivery of such written notice, then, upon the written request of either Party to the other Party (“Dispute Referral”), the Dispute will be subject to further resolution in accordance with Section 16.4 or Section 16.5, as applicable.

16.4 Arbitration.

(a) [***].

(b) [***].

(c) [***].

(d) [***].

(e) [***].

(f) [***].

16.5 Certain Disputes. Notwithstanding any provision to the contrary set forth in Section 16.4, in the event of a Dispute with respect to (a) the validity, scope, enforceability or ownership of any Patent or other intellectual property rights, or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, and such Dispute is not resolved in accordance with Section 16.3, such Dispute will not be submitted to an arbitration proceeding in accordance with Section 16.4, unless otherwise agreed by the Parties in writing, and instead, either Party may initiate litigation in a court of competent jurisdiction.

ARTICLE 17

MISCELLANEOUS

17.1 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, U.S. without reference to any rules of conflict of laws. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement and is expressly and entirely excluded.

17.2 Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party (except to the extent such delay results from the breach by the affected Party or any of its Affiliates of any term or condition of this Agreement) including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, pandemics, epidemics, quarantines, or other acts of God or any other deity (or orders of any Governmental Authority related to any of the foregoing), or acts, omissions or delays in acting by any Governmental Authority. The affected Party will notify the other Party of such force majeure circumstances (each, a “Force Majeure Event”) as soon as reasonably practical, the JSC, JDC or JMSC, as applicable, will review and discuss any such matter and the affected Party will promptly undertake Commercially Reasonable Efforts necessary to cure such Force Majeure Event. The suspension of performance will be of no greater scope and no longer duration than is necessary and the affected Party will use Commercially Reasonable Efforts to resume performance of its obligations.

17.3 Performance by Affiliates. Notwithstanding any provision to the contrary set forth in this Agreement, Avenzo will have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any Affiliate (so long as such Affiliate remains an Affiliate of Avenzo). Avenzo hereby guarantees the performance by its Affiliates of its obligations under this Agreement and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by Avenzo’s Affiliate of any of Avenzo’s obligations under this Agreement will be deemed a breach by Avenzo, and DualityBio may proceed directly against Avenzo without any obligation to first proceed against Avenzo’s Affiliate.

17.4 Assignment. Neither Party may assign this Agreement without the other Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); except that (a) either Party may make such an assignment without such consent to a Third Party successor to substantially all of the business or assets of such Party to which this Agreement relates (whether by merger, sale of stock or sale of assets), and (b) either Party may assign this Agreement without such consent to an Affiliate (so long as such Affiliate remains an Affiliate of the assigning Party and the assigning Party will remain liable for all of its rights and obligations under this Agreement). [***]. Any attempted assignment or transfer in violation of this Section 17.4 will be null and void. Subject to the foregoing, this Agreement will be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.

17.5 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

17.6 Notices. All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to DualityBio:

Address:	Unit 1103-1106, Building A, No 868 YingHua Road, Pudong New District, Shanghai, China, 201204
Attn:	Tim Xin Wang
Email:	[***]

with a copy (which will not constitute notice) to:

Address:	Unit 1103-1106, Building A, No 868 YingHua Road, Pudong New District, Shanghai, China, 201204
Attn:	Legal Department
Email:	[***]

If to Avenzo:

Address:	Avenzo Therapeutics, Inc. 12707 High Bluff Dr. Suite 200 San Diego, CA 92130
Attn:	Legal Department
Email:	[***]

with a copy (which will not constitute notice) to:

Address:	Cooley LLP 10265 Science Center Drive San Diego, CA 92121
Attn:	Charity Williams
Email:	[***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given: (a) when delivered if personally delivered; (b) if sent by email, upon electronic confirmation of receipt; (c) on the Business Day after dispatch if sent by nationally recognized overnight courier; or (d) on the fifth Business Day following the date of mailing if sent by mail.

17.7 Entire Agreement; Amendments. The Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof (including the licenses granted hereunder), including the Confidentiality Agreement, are superseded by the terms of this Agreement. Neither Party is relying on any representation, promise, nor warranty not expressly set forth in this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto. To the extent there is any conflict between the terms of any Ancillary Agreement (including the Pharmacovigilance Agreement, the Supply Agreement or related Quality Agreement) and the terms of this Agreement, the terms of such Ancillary Agreement will control solely with respect to the primary subject matters thereof, and the terms of this Agreement will control otherwise.

17.8 Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the Sections of this Agreement.

17.9 Independent Contractors. It is expressly agreed that DualityBio and Avenzo will be independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture or agency. Neither DualityBio nor Avenzo has the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other Party, without the prior written consent of the other Party.

17.10 Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, will not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. No waiver shall be binding unless in writing and signed by the waiving Party.

17.11 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

17.12 Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”, (c) the word “will” will be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person will be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Exhibits will be construed to refer to Sections or Exhibits as described in this Agreement, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or Section, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or” where applicable.

17.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Each Party will be entitled to rely on the delivery of executed electronic or PDF copies of counterpart execution pages of this Agreement and such electronic or PDF copies will be legally effective to create a valid and binding agreement among the Parties.

17.14 Language. This Agreement is in the English language only, which language will be controlling in all respects, and all versions hereof in any other language will be for accommodation only and will not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute or other proceeding related to or arising hereunder, will be in the English language.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

DualityBio Biologics (Suzhou) Co., Ltd.		Avenzo Therapeutics, Inc.

By:	/s/ Zhongyuan John Zhu, PhD, MBA	By:	/s/ Athena Countouriotis, MD
Name: Zhongyuan John Zhu, PhD, MBA		Name: Athena Countouriotis, MD
Title: CEO		Title: President and CEO

[Signature Page to Collaboration and License Agreement]

Exhibit 1.68

Existing Upstream License Agreements

[***]

Exhibit 1.73

Final Data Package

[***]

Exhibit 1.117

Licensed Know-How

[***]

Exhibit 1.118

Licensed Molecule

[***]

Exhibit 1.119

Licensed Patents

[***]

Exhibit 3.7

Existing Upstream License Agreements

[***]

Exhibit 5.1

Initial Research Plan

[***]

Exhibit 8.1

Transferred Drug Material

[***]

Exhibit 8.2(b)

Supply Agreement Term Sheet

The Supply Agreement to be negotiated and entered into by and between Avenzo and DualityBio pursuant to Section 8.2(b) of the Agreement will contain, among others, the key terms provided in the table below. In this table, capitalized terms have the meanings set forth in the Agreement.

[***]

Exhibit 11.6

Press Release

Avenzo Therapeutics Announces Global License of AVZO-1418 (DB-1418), a Potential Best-In-Class EGFR/HER3 Antibody-Drug Conjugate from DualityBio

Exclusive global license (excluding Greater China) for development, manufacturing and commercialization of potential best-in-class EGFR/HER3 antibody-drug conjugate

EGFR and HER3 co-expressed across various solid tumors, including non-small cell lung cancer, breast cancer, and head and neck cancer

First-in-human clinical study expected this year

SAN DIEGO, Calif. and SHANGHAI, China – [DATE] – Avenzo Therapeutics, Inc. (“Avenzo”), a clinical-stage biotechnology company developing next-generation oncology therapies, today announced that it has entered into an exclusive license agreement with Duality Biologics (“DualityBio”) to develop, manufacture and commercialize AVZO-1418/DB-1418, a potential best-in-class EGFR/HER3 bispecific antibody-drug conjugate (ADC), globally (excluding Greater China).

“DualityBio has a strong track record of developing and advancing a pipeline of differentiated ADCs that target a broad range of indications,” said Athena Countouriotis, M.D., Co-founder, President and CEO of Avenzo Therapeutics. “By targeting both EGFR and HER3 with its differentiated design, AVZO-1418/DB-1418 has the potential to provide clinical benefit across multiple solid tumor types. We are excited to add this drug candidate to our clinical pipeline and look forward to collaborating with DualityBio to quickly progress this program into clinical studies.”

“DualityBio and Avenzo share a common purpose in developing the next generation of oncology therapies that address underserved therapeutic areas,” said John Zhu, Ph.D., Founder and CEO of DualityBio. “Based on preclinical studies, we believe AVZO-1418/DB-1418 has the potential to offer enhanced therapeutic benefits over other therapies. We look forward to partnering with the Avenzo team to accelerate the development of this program and provide a potential new treatment option to cancer patients.”

IND-enabling studies are ongoing with plans to advance AVZO-1418/DB-1418 into a first-in-human clinical study this year.

Under the terms of the agreement, DualityBio will receive an upfront payment of $50 million and will be eligible to receive up to approximately $1.15 billion in development, regulatory and commercial milestone payments. In addition, DualityBio is eligible to receive tiered royalties on sales in Avenzo’s territory.

About AVZO-1418/DB-1418

AVZO-1418/DB-1418 is an EGFR/HER3 dual targeting, topoisomerase-1 inhibitor-based ADC built from DualityBio’s proprietary Duality Innovative Bispecific Antibody Conjugate (DIBAC) platform. In preclinical studies, AVZO-1418/DB-1418 has exhibited higher binding affinity to tumor cells and has demonstrated its efficacy potential across various solid tumors, including those that are EGFR-resistant, EGFR-low or HER3-resistant.

About Avenzo Therapeutics

Avenzo Therapeutics is a clinical-stage biotechnology company focused on developing next-generation oncology therapies for patients. The company’s lead drug candidate, AVZO-021, is a novel, highly potent and selective inhibitor of CDK2, a key enzyme involved in cell cycle regulation. AVZO-021 is being studied in a Phase 1 study in the U.S. for the treatment of advanced solid tumors and in combinations in HR+/HER2-negative metastatic breast cancer. Avenzo is headquartered in San Diego, California. For more information, visit us at www.avenzotx.com or on LinkedIn.

About DualityBio

Duality Biologics is a clinical-stage biotech company focusing on the discovery and development of next-generation antibody-drug conjugate (ADC) therapeutics to treat cancer, autoimmune diseases, and beyond. DualityBio has successfully built several cutting-edge ADC technology platforms with global intellectual property rights. Based on deep understanding of diseases, DualityBio has developed a robust pipeline of ADCs, including several candidates in clinical stage. DualityBio has seven ongoing global multi-regional clinical trials (MRCTs) across 17 countries with over 1,500 patients enrolled. In addition, DualityBio is leveraging its novel protein engineering and unique ADC technologies to develop the next generation of “Super ADCs”, such as bispecific ADCs, ADCs with novel MOA payload and antibody-immune modulator-conjugates. To learn more about DualityBio, please visit www.dualitybiologics.com.

Avenzo Therapeutics Contact:

Carla Taub

Media Relations

ctaub@avenzotx.com

DualityBio Media Contact:

PR@dualitybiologics.com

Exhibit 12.2

Disclosure Schedule

[***]

Exhibit 15.7(b)

Baseball Arbitration Procedures

[***]